Exhibit 1.1

ANNUAL INFORMATION FORM

JUST ENERGY GROUP INC.

MAY 26, 2017

JUST ENERGY GROUP INC.

MAY 26, 2017

ANNUAL INFORMATION FORM (1)

(1) Except as otherwise indicated, all information in this Annual Information Form is as at May 26, 2017.

(2) All capitalized terms not otherwise defined in the body of this Annual Information Form shall have the meanings ascribed to them in Schedule C - Glossary.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Annual Information Form and documents incorporated by reference herein constitute forward-looking statements.  These statements relate to future events and future performance.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements.  Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “may”, project”, “predict”, “potential”, targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions.  Just Energy Group Inc. (the “Company”) believes the expectations reflected in these forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct.  In particular, this Annual Information Form, and the documents incorporated by reference herein, contain forward-looking statements pertaining to customer revenues and margins, customer additions and renewals, customer attrition, customer consumption levels, dividends, the ability to compete successfully and treatment under governmental regimes.  Some of the risks that could affect the Company’s future results and could cause results to differ materially from those expressed in forward-looking statements include, but are not limited to, levels of customer natural gas and electricity consumption, rates of customer additions and renewals, rates of customer attrition, fluctuation in natural gas and electricity prices, extreme weather patterns, changes in regulatory regimes, decisions by regulatory authorities and competition.  See “Risk Factors” for additional information on these and other factors that could affect the Company’s operations, financial results or dividend levels.  These risks include, but are not limited to, risks relating to: credit, commodity and other market-related risks including availability of supply, volatility of commodity prices, availability of credit, market risk, energy trading inherent risk, customer credit risk, counterparty credit risk, electricity, and natural gas supply balancing risk; operational risks including, reliance on information technology systems, outsourcing arrangements, dependence on independent sales contractors and brokers, electricity and gas contract renewals and attrition rates, commodity alternatives, capital asset and replacement risk, credit facilities and other debt arrangements; and legal, regulatory and securities risks including legislative and regulatory environment, investment eligibility, changes in legislation, dependence on federal and provincial legislation and regulation, and the outcome of litigation.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of future results.  These forward-looking statements are made as of the date of this Annual Information Form and, except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Just Energy Group Inc.

Just Energy Group Inc. (the “Company” or “Just Energy”) is a CBCA corporation created on January 1, 2011, pursuant to a plan of arrangement approved by unitholders of the Just Energy Income Fund (the “Fund”) on June 29, 2010, and by the Alberta Court of the Queen’s Bench on June 30, 2010 (the “Trust Conversion”).  See “Articles of Arrangement of the Company” on page 3 for a detailed description of the Articles and Common Shares of the Company.  The head offices of the Company are located at 6345 Dixie Road, Suite 400, Mississauga, Ontario, L5T 2E6 and 5251 Westheimer Road, Suite 1000, Houston, Texas 77056.  Its registered office is located at First Canadian Place, 100 King Street West, Suite 2630, Toronto, Ontario, M5X 1E1.  The predecessors of the Company were founded in 1997 and went public on the Toronto Stock Exchange in April of 2001.

Organizational Structure of the Company

The following diagram sets forth the simplified organizational structure of the Company.

Notes:

(1)                                 The Canadian Subsidiaries are corporations, limited partnerships, and unlimited liability companies directly or indirectly wholly-owned by the Company.  The Canadian operating Subsidiaries are Just Energy Ontario L.P. (Ontario); Just Energy Alberta L.P. (Alberta); Just Green L.P. (Alberta); Just Energy Manitoba L.P. (Manitoba); Just Energy B.C. Limited Partnership (British Columbia); Just Energy Québec L.P. (Quebec); Just Energy Prairies L.P. (Manitoba); Just Energy Trading L.P. (Ontario); and Hudson Energy Canada Corp. (Canada).  Just Energy Corp. is the general partner of each of the Canadian operating limited partnerships.  Additionally, the Company indirectly holds an approximate 10% fully diluted interest in ecobee Inc., a manufacturer and distributor of smart thermostats located in Toronto, Ontario.

(2)                                 The U.S. Subsidiaries are corporations, limited liability companies and limited partnerships indirectly wholly-owned by the Company and are incorporated or formed, as applicable, under the laws of the State of Delaware, unless otherwise noted.  The U.S. operating Subsidiaries are Just Energy (U.S.) Corp.; Just Energy Illinois Corp.; Just Energy Indiana Corp.; Just Energy Massachusetts Corp.; Just Energy New York Corp.; Just Energy Texas I Corp.; Just Energy Texas LP (Texas); Just Energy Pennsylvania Corp.; Just Energy Solutions Inc. (California); Just Energy Marketing Corp.; Just Energy Michigan Corp.; Hudson Energy Services LLC (New Jersey); Just Energy Limited; Fulcrum Retail Energy LLC d/b/a Amigo Energy (Texas); Tara Energy, LLC (Texas); and Just Solar Holdings Corp.

(3)                                 Foreign Subsidiaries. Hudson Energy Supply UK Limited is a wholly-owned subsidiary of the Company operating in the United Kingdom.  Just Insurance Limited, a Barbadian company, an indirect wholly-owned subsidiary of the Company, provides self-insurance to the Company and its subsidiaries.  Db SWDirekt GmbH and db SWPro GmbH are indirect subsidiaries of the Company operating in Germany.  JEBPO Services LLP is an indirect wholly-owned subsidiary of the Company which provides services to the Company and its affiliates.

(4)                                 The Company also indirectly owns a 50% interest in Just Ventures L.P. (Ontario) and Just Ventures LLC (Delaware) (collectively, “Just Ventures”), which operate as internet marketing companies for the Company’s subsidiaries.  The other 50% interest of Just Ventures is directly or indirectly held by a third party, Red Ventures, LLC (North Carolina).

Brands

The Company operates under the following brands:

Articles of Arrangement of the Company

Below is a summary of the Articles of Arrangement of the Company.  For a full description, please see www.sedar.com, www.sec.gov, or www.justenergygroup.com.

Share Capital of the Company

The authorized share capital of the Company consists of an unlimited number of Common Shares and 50,000,000 Preferred Shares of which, as of May 25, 2017, 147,013,538 Common Shares and 4,098,388 Preferred Shares were issued and outstanding.  The Company’s Common Shares are listed on the Toronto Stock Exchange (TSX: JE) and the New York Stock Exchange (NYSE: JE) and the Company’s Preferred Shares are listed on the Toronto Stock Exchange (TSX: JE.PR.U) and on the New York Stock Exchange (NYSE: JE.PR.A).

Common Shares

Each Common Share entitles the holder thereof to receive notice of and to attend all meetings of shareholders of the Company and to one vote per share at such meetings (other than meetings of another class of shares of the Company).  The holders of Common Shares are, at the discretion of the Board and subject to the preferences accorded to the holders of Preferred Shares and any other shares of the Company ranking senior to the Common Shares from time to time, as well as applicable legal restrictions, entitled to receive any dividends declared by the Board of Directors on the Common Shares.

Preferred Shares

The Board may at any time in accordance with the CBCA issue Preferred Shares in one or more series, each series to consist of such number of shares and rights, privileges, restrictions and conditions as may be determined by the Board prior to such issuance.  Except where specifically provided by the CBCA, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting.  The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

The first series of Preferred Shares consists of up to 10,000,000 Preferred Shares, designated as the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”).

The Series A Preferred Shares rank senior to the Common Shares and to any other equity securities the terms of which specifically provide that they rank junior to the Preferred Shares.  The Series A Preferred Shares shall rank junior to the Company’s existing and future indebtedness.

Except as provided by applicable law and as provided for herein, holders of Series A Preferred Shares will have no voting rights. Holders of Series A Preferred Shares shall be entitled to vote separately as a class to: (a) amend, alter or repeal any provisions of the Company’s articles relating to the Series A Preferred Shares to affect materially and adversely the rights, privileges, restrictions or conditions of the Series A Preferred Shares; or (b) authorize, create or increase the authorized amount of, any class or series of shares having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends.  During each dividend period from, and including, the date of original issuance to, but not including, March 31, 2022, dividends on the Series A Preferred Shares will accrue at the rate of 8.50% per annum of the Liquidation Preference. During each dividend period from, and including, March 31, 2022, to, but not including, March 31, 2027, dividends on the Series A Preferred Shares will accrue at an annual rate equal to the sum of (i) 6.48% plus the Mid Market Swap Rate as calculated on the immediately preceding dividend payment date and (ii) 0.50%, of the Liquidation Preference. During each dividend period from and including March 31, 2027, and thereafter, dividends on the Series A Preferred Shares will accrue at an annual rate equal to the sum of (i) 6.48% plus the Mid Market Swap Rate as calculated on the immediately preceding dividend payment date and (ii) 1.00%, of the Liquidation Preference.  Dividends on the Series A Preferred Shares shall accrue daily and be cumulative from, and including, the date of original issue of each Series A Preferred Share and shall be payable quarterly on the last day of each March, June, September and December (each, a “dividend payment date”).

Except where specifically provided by the CBCA, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting.

On and after March 31, 2022, the Company may, at its option, upon not less than 30 nor more than 60 days written notice, redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price per Series A Preferred Share equal to the Liquidation Preference, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.  Upon the occurrence of a Change of Control (i) at any time on or after March 31, 2022, and (ii) provided that there is not a credit document prohibiting the same, the Company may, at its option, upon not less than 30 nor more than 60 days written notice, redeem the Series A Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price per Series A Preferred Share equal to the Liquidation Preference, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, the Company has provided notice of redemption of some or all of the Series A Preferred Shares, the holders of Series A Preferred Shares will not have the Change of Control Conversion Right with respect to the Series A Preferred Shares so called for redemption.

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Company has provided or provides irrevocable notice of the Company’s election to redeem the Series A Preferred Shares, in which case each such holder will only have the right with respect to the Series A Preferred Shares not called for redemption) to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control Conversion Date into a number of Common Shares per Series A Preferred Share, which is equal to the lesser of (A) the quotient obtained by dividing (i) the sum of the Liquidation Preference plus the amount of any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date for a dividend declared on the Series A Preferred Shares and prior to the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and (B) 8.606 Common Shares.

Liquidation, Dissolution or Winding-up

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets among its shareholders, the holders of the Preferred Shares and Common Shares shall be entitled, after payment of all liabilities of the Company, to share in all remaining assets of the Company as follows:

(a)                                 the holders of the Preferred Shares shall be entitled in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares in the amount, if any, specified as being payable preferentially to the holders of such series; and

(b)                                 the holders of the Common Shares shall be entitled, subject to the preferences accorded to holders of Preferred Shares and any other shares of the Company ranking senior to the Common Shares from time to time, to share equally, share for share, in the remaining property of the Company.

THREE YEAR HISTORY OF THE COMPANY

During the past three years the Company has been involved in several significant events.  These events are described below in chronological order.

Dividend Reduction

On June 5, 2014, the Company announced that the monthly dividend of $0.07 per Common Share per month ($0.84 per Common Share annually) would be changed from a monthly to a quarterly dividend in the amount of $0.125 per Common Share per quarter ($0.50 per Common Share annually) commencing as of July 1, 2014, with the first quarterly dividend payment being made on September 30, 2014.

Listing of Convertible Bonds on the London Stock Exchange

In June 2014, Just Energy received approval from the UK Listing Authority for the listing of US$150 Million 6.5% convertible bonds (due 2019 issued by the Company on January 29, 2014) to the Official List and to trading on the Professional Securities Market of the London Stock Exchange plc.

CFO Change

In August 2014, Patrick McCullough replaced Beth Summers as the Chief Financial Officer of the Company.  Mr. McCullough brought 18 years of progressive international experience in senior financial roles to Just Energy, including three Fortune 500 companies.  He also has extensive and detailed knowledge of the growing solar energy market in North America.

Sale of Hudson Solar

On November 4, 2014, Just Energy closed the sale of Hudson Energy Solar Corp., its commercial solar project development company operating in New Jersey, Pennsylvania and Massachusetts, to TerraForm Power Inc. and SunEdison, Inc.  The purchase price provided for the assumption or repayment by the purchaser of approximately

US$33 million in outstanding debt plus the payment of approximately US$23 million cash.  The sale reduced Just Energy’s overall debt level while allowing it to continue to focus on its core energy business.

Sale of National Home Services and Settlement of Competition Bureau Investigation

On November 24, 2014, Just Energy closed the sale of its water heater and HVAC home services operating under the name National Home Services to Reliance Comfort Limited Partnership (“Reliance”).  The purchase price was $505 million subject to certain adjustments, including working capital balances.  The sale resulted in the repayment of approximately $260 million of National Home Services’ debt with remaining net proceeds of approximately $160 million being applied to other Just Energy debt.

Immediately prior to the closing of the sale, without any admission of liability or wrongdoing, National Home Services and the Company entered into a Consent Agreement with the Competition Bureau to settle the Canadian Competition Bureau’s investigation of door-to-door water heater sales in Ontario and Quebec.  As part of the Consent Agreement, the Company agreed to a payment of $7 million.

Massachusetts Attorney General Settlement

On December 31, 2014, Just Energy voluntarily entered into a settlement with the Massachusetts Attorney General’s Office (“AOD”), relating to an investigation of the Company’s telemarketing and door-to-door sales practices, as well as pricing of certain products to customers in Massachusetts dating back to 2011.  Although the Company does not agree with the allegations made by the AGO and explicitly denied all wrongdoing, management determined that a settlement was in the best interests of the Company in order to focus the Company’s efforts on building the business going forward.  As part of the settlement, the Company agreed to a payment of US$4.0 million.

Entry into U.S. Solar Residential Market

In January 2015, Just Energy entered into a comprehensive, long-term agreement with Clean Power Finance, Inc. (“CPF”) in the U.S. to sell residential solar electricity.  In December 2015, CPF completed a merger with Kilowatt Financial, LLC to form Spruce Finance, Inc. (“Spruce”).  The partnership combined Just Energy’s experience and strength in customer acquisition with Spruce’s solar finance and fulfillment capabilities.  Spruce’s online platform allows Just Energy to sell residential solar products and connects the Company with a network of qualified solar installation professionals.  The partnership also enabled Just Energy to sell complementary energy management solutions to a whole new customer segment in a less capital intensive manner.  The agreement with Spruce also provided Just Energy the option to participate in certain minority portions of project equity, which provide attractive 20-year returns on project assets.

Normal Course Issuer Bid (2015)

On March 13, 2015, the Company announced its intention to renew its normal course issuer bid for its $330 Million Convertible Debentures.  The notice provided that Just Energy may, during the 12 month period commencing March 17, 2015, and ending March 16, 2016, purchase on the Toronto Stock Exchange as well as alternative trading systems up to $31,709,970 of the $330 Million Convertible Debentures, being 10% of the “public float” of the $330 Million Convertible Debentures.  The aggregate amount of $330 Million Convertible Debentures that Just Energy may purchase during any trading day would not exceed $42,803, being approximately 25% of the average daily trading volume of the $330 Million Convertible Debentures based on the trading volume on the TSX for the most recently completed six calendar months.  Any of the $330 Million Convertible Debentures purchased pursuant to this normal course issuer bid will be cancelled by Just Energy.  The price that Just Energy will pay for the $330 Million Convertible Debentures will be the market price at the time of acquisition.  During the period of the normal course issuer bid, $6,571,000 of the $330 Million Convertible Debentures were purchased by the Company for cancellation at a weighted average price of $968.62 (on a par value of $1,000).

On March 13, 2015, the Company also announced its intention to make a normal course issuer bid to purchase its Common Shares and its $100 Million Convertible Debentures.  The notice provided that Just Energy may, during the 12 month period commencing March 17, 2015 and ending March 16, 2016, purchase on the Toronto Stock Exchange as well as alternative trading systems up to 10,312,390 Common Shares in total and $10 million of the $100 Million Convertible Debentures in total, being 7% and 10% of the “public float” of Common Shares and $100 Million Convertible Debentures, respectively.  The aggregate number of Common Shares and $100 Million

Convertible Debentures that Just Energy may purchase during any trading day will not exceed 103,822 Common Shares and $17,603 $100 Million Convertible Debentures, being approximately 25% of the average daily trading volume of the Common Shares and $100 Million Convertible Debentures based on the trading volume on the TSX for the most recently completed six calendar months.  Any Common Shares or $100 Million Convertible Debentures purchased pursuant to this normal course issuer bid were to be cancelled by Just Energy.  The price that Just Energy would pay for any Common Shares or $100 Million Convertible Debentures would be the market price at the time of acquisition.

Credit Facility Renewal

On September 2, 2015, the Company announced that it renegotiated an agreement with a syndicate of lenders which includes long-time lender CIBC, as Administrative Agent, along with current lender National Bank of Canada as Co-Lead Arrangers and Joint Book Runners.  The agreement extended the Company’s credit facility for an additional three years to September 1, 2018.  The line was set at $277.5 million with an accordion for the Company to draw up to $350 million.

Normal Course Issuer Bid (2016)

On March 15, 2016, the Company announced its intention to renew its normal course issuer bids for its $330 Million Convertible Debentures, $100 Million Debentures and its Common Shares.  The notice provided that Just Energy may, during the 12 month period commencing March 17, 2016, and ending March 16, 2017, purchase on the Toronto Stock Exchange, as well as alternative trading systems, up to $30,932,100 of the $330 Million Convertible Debentures, $9,999,100 of the $100 Million Convertible Debentures, and 9,694,248 Common Shares, being 10% of the “public float” of the $330 Million Convertible Debentures and the $100 Million Convertible Debentures and 7% of the “public float” of the Common Shares, respectively.  The aggregate amount of the $330 Million Convertible Debentures, $100 Million Debentures and Common Shares that Just Energy may purchase during any trading day would not exceed $38,739, $17,943 and 118,324, respectively, being approximately 25% of the average daily trading volume of the $330 Million Convertible Debentures, $100 Million Debentures and Common Shares based on the trading volume on the TSX for the most recently completed six calendar months.  Any of the $330 Million Convertible Debentures, $100 Million Debentures and Common Shares purchased pursuant to this normal course issuer bid will be cancelled by Just Energy.  The price that Just Energy will pay for the $330 Million Convertible Debentures, $100 Million Debentures and Common Shares will be the market price at the time of acquisition.  In fiscal 2017, the Company purchased 850,000 Common Shares under the normal course issuer bid.

Early Redemption of $105 Million Note

On March 31, 2016, the Company announced that it had early redeemed $25,000,000 of its $105 Million Note at a redemption price of $28,337,547, including accrued interest, in accordance with the $105 Million Note Indenture dated December 12, 2012 (as amended, supplemented and restated from time to time).

On June 30, 2016, the Company announced that it had early redeemed $25,000,000 of its $105 Million Note at a redemption price of $26,218, 750, in accordance with the $105 Million Note Indenture dated December 12, 2012 (as amended, supplemented and restated from time to time).

On October 6, 2016, the Company early redeemed the remaining principal amount of $55,000,000 of its $105 Million Note at a redemption price of $59,121,045, which amount includes accrued interest and the early redemption premium, in accordance with the $105 Million Note Indenture dated December 12, 2012 (as amended, supplemented and restated from time to time).

Addition of JP Morgan as a Lender under the Credit Facility

On October 3, 2016, the Company announced that JPMorgan Chase Bank N.A. has joined the Company’s Credit Facility as a lender with a commitment of $15 million.  This commitment increases the line under the Company’s accordion to $292.5 million.

Issuance of 6.75% Convertible Debentures

On October 5, 2016, the Company announced the closing of its $160,000,000 public offering of convertible unsecured senior subordinated debentures (the “6.75% Debentures”) at a price of $1,000 per debenture, bearing interest at 6.75% per annum and maturing on December 31, 2021 (the “Maturity Date”). Each $1,000 principal amount of the 6.75% Debentures is convertible at the option of the holder at any time prior to the close of business on the last business day immediately preceding the earlier of the Maturity Date and the date fixed for redemption, into 107.5269 common shares of Just Energy, representing a conversion price of $9.30, subject to certain antidilution adjustments. The 6.75% Debentures are listed on the Toronto Stock Exchange under the symbol JE.DB.C.

Early Redemption of $330 Million Convertible Debentures

On November 7, 2016, the Company announced that it closed the redemption of $225,000,000 principal amount of its $330 Million Convertible Debentures scheduled to mature on June 30, 2017 (the “Redemption Debentures”). Just Energy paid in cash to the holders of Redemption Debentures a redemption price equal to $1,021.3699 for each $1,000 principal amount of Redemption Debentures, being equal to the aggregate of $1,000 and all accrued plus unpaid interest thereon to but excluding the redemption date, in each case less any taxes required to be deducted or withheld.

On February 21, 2017, the Company announced that it has closed the redemption of the outstanding $94,652,000 principal amount of its 6.0% Convertible Debentures scheduled to mature on June 30, 2017, (the “Debentures”). Just Energy paid in cash to the holders of Debentures a redemption price equal to $1,008.5479 for each $1,000 principal amount of Debentures, being equal to the aggregate of $1,000 principal amount and all accrued plus unpaid interest thereon to but excluding the redemption date, in each case less any taxes required to be deducted or withheld.

Acquisition of db swdirekt GmbH and db swpro GmbH

On December 8, 2016, Just Energy completed the acquisition of 95% of the issued and outstanding shares of db swdirekt GmbH (“SWDirekt”), a retail energy company, and 50% of the issued and outstanding shares of db swpro GmbH (“SWPro”), a sales and marketing company, for $6.2 million, subject to closing adjustments.  Terms of the deal include a $2.2 million payment upon the achievement of sales targets.  In addition, variable compensation is payable to the selling shareholders, which will be recorded as remuneration expense in the future, subject to the financial performance of the acquired businesses.

Credit Agreement Capacity Increase of $50 Million

On January 3, 2017, the Company announced that it has amended and restated its credit facility with its syndicate of lenders to increase the capacity under the credit facility by CDN $50 million to $342.5 million by adding a letter of credit facility (the “LC Facility”). The principal amount outstanding under the LC Facility is guaranteed by Export Development Canada (“EDC”) under EDC’s Account Performance Security Guarantee Program.

Issuance of 8.5% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

On February 7, 2017, Just Energy closed its underwritten public offering of 4,000,000 of its 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (the “Preferred Shares”) at a public offering price of US$25.00 per Preferred Share, for gross proceeds of US$100 million.  In addition, concurrently with the closing of the public offering of Preferred Shares, Just Energy closed a non-brokered private placement of 40,000 Preferred Shares at a price of US$25.00 per Preferred Share, for gross proceeds of US$1 million.  The Preferred Shares are listed on the New York Stock Exchange under the symbol JE.PR.A and on the Toronto Stock Exchange under the Symbol JE.PR.U.

Normal Course Issuer Bid (2017)

On March 15, 2017, the Company announced its intention to renew its normal course issuer bids for its $100 Million Convertible Debentures and its Common Shares.  The notice provided that the Company may, during the 12 month period commencing March 17, 2017, and ending March 16, 2018, purchase on the on the Toronto Stock Echange, the New York Stock Exchange (only in respect of the Common Shares) or alternative trading systems, if eligible, up to $9,999,100 of the $100 Million Convertible Debentures and up to 9,655,649 Common Shares, being 10% of the “public float” of the $100 Million Convertible Debentures and the Common Shares.  The aggregate amount of the

$100 Million Convertible Debentures and Common Shares that the Company may purchase during any trading day would not exceed $53,754 and 77,479, respectively, being approximately 25% of the average daily trading volume of the $100 Million Convertible Debentures and the Common Shares based on the trading volume on the TSX for the most recently completed six calendar months.  Any of the $100 Million Convertible Debentures and Common Shares purchased pursuant to this normal course issuer bid will be cancelled by the Company.  The price that the Company will pay for the $100 Million Convertible Debentures and Common Shares will be the market price at the time of acquisition.

Commerce Energy Re-Brand

On April 1st, 2017, subsidiary Commerce Energy re-branded as Just Energy Solutions Inc. This change represented a transition in name only, and does not affect the status of existing customer contracts, business licenses, or any other legal documentation. Re-branding under the Just Energy name reflects Just Energy’s desire to unify the companies under a common identity and serve customers with greater efficiency and consistency as Just Energy continues to grow its footprint.

At-the-Market Program in the United States for the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

On May 2, 2017, the Company announced it had entered into an at-the-market issuance sales agreement dated May 1, 2017 (the “Sales Agreement”) with FBR Capital Markets & Co. (“FBR”), pursuant to which Just Energy may, at its discretion and from time-to-time during the term of the Sales Agreement, offer and sell in the United States, through FBR, acting as the Company’s agent, 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares of the Company (“Preferred Shares”) having an aggregate offering price of up to US$150 million.

BUSINESS OF JUST ENERGY

General

Just Energy is a leading retail energy provider specializing in electricity and natural gas commodities, energy efficiency solutions, and renewable energy options.  With offices located across the United States, Canada, the United Kingdom and Germany, Just Energy serves approximately two million residential and commercial customers, providing homes and businesses with a broad range of energy solutions that deliver comfort, convenience and control.  The Company offers a wide range of energy products including long-term fixed-price, variable rate, and flat bill programs; home energy management services including smart thermostats, and smart home irrigation systems.  The Company markets under the Just Energy, Hudson Energy, Amigo Energy, Green Star Energy, Just Energy Solar, Tara Energy and terrapass brands.

By fixing the price of electricity or natural gas under its fixed-price Energy Contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities.  Variable rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion.  Flat bill products offer a consistent price regardless of usage.  The Company derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the price at which it purchases the associated volumes from its Commodity Suppliers.  The Company also offers an Unlimited Plan whereby customers pay the same monthly price for their electricity and/or natural gas supply regardless of their consumption.  The Unlimited Plan was launched in Illinois, Ohio, Pennsylvania, Maryland, New York, Texas, California, Georgia (natural gas only) and the UK.

Just Energy also offers customers in Ontario and Texas the ability to rent or bundle (with commodity) a smart thermostat that can provide customers with convenience of use and potential energy savings.

Under the Company’s Just Green/terrapass brands, the Company offers carbon offset and Renewable Energy Credits programs to help customers reduce the negative impact of their own day-to-day energy consumption.  Through terrapass, the Company also offers Bonneville Environmental Foundation Water Restoration Certificates®, an EcoTourist Bundle, Balanced Living Bundle and Festive Bundle.  The programs support the advancement of renewable and sustainable energy projects across North America.  To date, Just Energy has spent over $190 million in a diverse portfolio of carbon offset projects in North America and the UK.

In December 2013, the company launched the Just Energy Foundation.  The Foundation was established by Just Energy Group Inc. to help registered Canadian and U.S. charitable organizations secure the resources required to promote the health and well-being of communities in need.  Funded entirely by Just Energy, the Foundation invests in local programs that work to enhance the quality of life in Just Energy’s operating markets towards building stronger and supportive communities.

The company also launched a residential solar electricity program in the first quarter of fiscal 2016 in California and New York which enables the company to sell complementary energy management solutions to a whole new environmentally-conscious customer segment.  While Just Energy is currently evaluating its solar program in the context of the current economic climate for solar, the program complements Just Energy’s existing core competencies and enables its customers to access long-term, environmentally sustainable solar solutions.

The Company’s operating Subsidiaries currently carry on business in the United States in the states of Illinois, New York, Indiana, Michigan, Ohio, New Jersey, California, Maryland, Pennsylvania, Massachusetts, Georgia, Texas and Delaware and in Canada in the provinces of Ontario, Alberta, Manitoba, Québec, British Columbia and Saskatchewan.  In July 2012, the Company began selling electricity in the United Kingdom to commercial customers under the Hudson brand and as of August 6, 2013, the Company sells electricity and natural gas to residential consumers in the United Kingdom under the Green Star Energy brand.  In December 2016, Just Energy entered the German retail energy market.

The map in Fig-1 below shows the jurisdictions in the United States, Canada, the United Kingdom and Germany in which Just Energy operates.

Fig-1:

As of March 31, 2017, Just Energy had aggregated approximately 4,202,000 RCEs, with approximately 43% from its Consumer Division (residential and small business) and 57% from its Commercial Division.

Consumer Division

Electricity

In the Provinces of Ontario and Alberta and the States of New York, Texas, Illinois, Pennsylvania, New Jersey, Maryland, Michigan, California, Ohio, Delaware and Massachusetts, as well as the United Kingdom and Germany, Just Energy and its affiliates offer a variety of solutions to its electricity customers, including fixed-price, variable-price, and flat-bill products on both short-term and longer-term electricity contracts.  Some of these products provide customers with price-protection programs for the majority of their electricity requirements.  Just Energy uses historical usage data for all enrolled customers to predict future customer consumption and to help with long-term supply procurement decisions.

The Local Distribution Companies (“LDCs”) provide billing in all electricity markets except Alberta, Texas, the United Kingdom and Germany (see “Business of Just Energy — Natural Gas”).  The LDCs also provide collection services, including the collection and remittance to Just Energy of the commodity portion of each customer’s account for a small monthly fee, except in Alberta, California, Massachusetts, Texas, the United Kingdom and Germany.  In California and Massachusetts, the LDC provides collection services only until the account is delinquent.  In Alberta, Texas, the United Kingdom, and Germany, Just Energy bills and collects itself.  In Ontario, New York, Pennsylvania, New Jersey, Ohio, Illinois, Maryland and Michigan, each LDC assumes 100% of the credit (receivable) risk associated with default in payment by residential customers.

Natural Gas

Just Energy and its affiliates offer natural gas customers a variety of products, such as five-year fixed-price contracts, flat-bill options and month-to-month variable-price offerings in the Provinces of Ontario, Québec, British Columbia, Alberta, Manitoba and Saskatchewan, and in the States of Maryland, Michigan, New York, Illinois, Indiana, Ohio, California, Pennsylvania, New Jersey and Georgia.  Although customers purchase their gas supply through Just Energy, the LDC is still mandated, on a regulated basis, to distribute the gas.  Except in Alberta, Georgia, the United Kingdom and Germany, the LDCs provide billing and, except in Alberta, Illinois, Georgia, California, the United Kingdom and Germany, the LDCs provide collection services, including the collection and remittance to Just Energy of the commodity portion of each customer’s account for a small monthly fee.  In Illinois and Pennsylvania, the LDC provides collection services only until the account is delinquent.  In Ontario, British Columbia, Manitoba, Quebec, New York, Ohio and Michigan, each LDC assumes 100% of the credit (receivable) risk associated with default in payment by residential and commercial customers.  In all Canadian markets except for Alberta, the LDCs pay Just Energy for the gas when it is delivered.  In other jurisdictions, including Alberta, Just Energy is paid upon consumption by the customers.

Smart Thermostats/Sprinklers

Just Energy bundles its commodity contracts with a smart thermostat product manufactured by ecobee Inc.  The smart thermostats allow customers to have more control over their energy consumption and can assist them in reducing energy costs.  As of March 31, 2017, there were approximately 55,000 thermostats installed, which are bundled with other products.  Just Energy also offers smart home irrigation systems through its partnership with Skydrop, an innovative, industry-leading manufacturer of digital, self-regulating smart home irrigation systems. Skydrop’s Smart Irrigation Controller (SIC) enables homeowners to control their sprinkler system remotely via a wireless network.

Commercial Division

Just Energy’s commercial business is operated primarily through Hudson Energy.  Hudson Energy offers fixed and variable rate natural gas and electricity contracts, as well as more customized products to meet the needs of specific customers.  Hudson Energy generates the majority of its sales through a large network of non-exclusive Independent Brokers.  Some sales are also made through Independent Contractors, exclusive brokers, and inside sales teams.  With its web based sales portal, Hudson Connex, Hudson Energy has technology that enables more efficient selling of products to commercial customers by delivering customer-specific pricing and contract documents on demand.  Hudson Connex also provides tools for Independent Brokers to manage their customer accounts after the sale is complete.  Except in Alberta, Illinois, and Texas, the LDC provides billing and collection services for the majority of Hudson Energy customers.  In New Jersey and California, the LDC provides collection services only until the account is delinquent.

Hudson Energy UK markets electricity in the United Kingdom utilizing the same technology and deal process used in North America adapted for the unique characteristics in the market.  Shell Energy Europe Limited (“SEEL”) and Hudson Energy UK signed a supply agreement on February 1, 2013, under which Shell will be the wholesale supplier for the UK business providing credit support and wholesale supply to cover the commodity obligation for customers.

JustGreen and terrapass

Just Energy also offers carbon offsets and renewable energy certificates through its JustGreen Electricity and Natural Gas, and terrapass programs.  Sales of these products continue to support and reaffirm the strong customer demand for green product options in all markets.

JustGreen™

The JustGreen electricity product offers customers the option of choosing renewable energy credits which contribute to ‘greening the grid’.  The JustGreen Gas product offers carbon offsets which allow the customer to reduce or eliminate the carbon footprint of their home or business associated with the gas purchased from Just Energy.

Renewable Energy Certificates (RECs) and Carbon Offset Project Locations

Just Energy believes that these JustGreen products will not only add to profits, but also increase sales receptivity.  When a customer purchases a unit of JustGreen Electricity or Natural Gas, it creates a contractual obligation for Just Energy to obtain renewable energy credits or carbon offsets of a quantity at least equal to the demand created by the customer’s purchase.  The Company currently sells JustGreen Gas (carbon offsets) in Ontario, Manitoba, British Columbia California, Illinois, Maryland, Michigan, New Jersey, New York, Ohio, Pennsylvania, and Illinois, and JustGreen Electricity (RECs) in Ontario, Alberta, Delaware, New York, New Jersey, Maryland, Illinois, Ohio, Texas, Massachusetts, and Pennsylvania.  Of all residential customers who contracted with Just Energy in the year ending March 31, 2017, 29% purchased JustGreen for some or all of their energy needs.  On average, these customers elected to purchase 87% of their consumption as green supply.

Terrapass

Terrapass was acquired by Just Energy in April 2014 with the purchase of the business and consumer retail division, along with the terrapass name/brand.  The carbon offset verification, wholesale and energy consulting services were not part of the acquisition and will continue to operate independently today as Origin Climate.  Since 2004, terrapass has been a provider of sustainable carbon emissions solutions.  Terrapass supports projects throughout North America that reduce greenhouse gases and produce renewable energy.  Terrapass products and services provide consumers and businesses with options to help them reduce the environmental impact of their everyday activities through carbon offsets and renewable energy credits.  In 2015 a new product was added, BEF Water Restoration Certificates® (“WRC’s”).  The Bonneville Environmental Foundation (“BEF”) created and operates the program which creates the WRCs and sells them to terrapass.  The National Fish and Wildlife Foundation verifies each project for BEF.  Each WRC is individually registered by BEF on the international Markit Environmental Registry.  With growing awareness of drought and water shortages, the company believes this will be a strong product in the future.

The Company retains an independent auditor to validate its renewable and carbon offset purchases annually to ensure that customer requirements have been matched or exceeded with relevant carbon offsets or renewable energy certificates for both JustGreen and terrapass products.  An independent auditor has performed this review since 2009 and determined that Just Energy was compliant each year.

Marketing

Residential customers are contracted through a number of sales channels including door-to-door, online, retail stores, telemarketing and affinity programs.  Hudson Energy primarily employs Independent Brokers utilizing the Hudson Connex sales portal to solicit Energy Contracts but also uses door-to-door, telemarketing and affinity relationships.  Marketing also involves inbound telemarketing through internet sales primarily through Just Energy’s joint venture internet company, Just Ventures LLC, in which it has a 50% interest.

The elapsed period between the time when a customer contract is signed and when the first payment is received from the customer varies with each market.  The time delays per market are approximately two to six months.  The cost for obtaining a new customer and related expenses currently includes commissions payable to sales agents and brokers, salaries paid to the marketing and customer service departments, salaries paid to customer service representatives who verify the customer contracts, the costs of printing contracts, bonus awards, advertising costs and the costs of promotional materials.

Corporate Social Responsibility

Community Investment

Just Energy conducts business with a mind that its activities benefit the communities in which it operates through job creation, charitable donations and employee volunteerism.  Through the Just Energy Foundation, the Company strives to help charitable organizations secure the resources required to promote the health and well-being of communities in need.

Support for communities

As a leading energy retailer in North America, Just Energy’s vision is to support organizations in Canada and the United States that make positive contributions to energy consumers.  The Company, through the Just Energy Foundation, is dedicated to supporting organizations that work to provide financial aid and resources to disadvantaged/high-needs communities.  Through such support, Just Energy is committed to being a strong corporate citizen and community partner to promote the livelihood and enhance the quality of life for those most vulnerable.

Support for youth

The Company also believes in providing underprivileged youth with unique and enriching opportunities.  For example, Just Energy has partnered with MLSE Foundation and its Community Action Grants program to give Ontario charitable sports organizations the opportunity to receive a total of $150,000 in grants each year from 2015 through to 2018.  Each MLSE sport features its own Community Action Grant to be awarded to an organization that provides youth the opportunity to play hockey, basketball or soccer.  Each team-specific grant is funded by Just Energy and presented by the Just Energy Foundation.  The Community Action Grant Programs are a chance for Just Energy to provide accessible programs for underprivileged youth who would otherwise not have the opportunity to participate.

The Just Energy Foundation has also contributed financial support to local organizations dedicated to building stronger communities through after-school academic, mentoring and youth leadership programs, poverty relief organizations and child advocacy programs.

Environmental Stewardship

Just Energy provides sustainable energy solutions to residential and commercial customers that allow them to reduce their environmental impact.  See “Just Green” and “terrapass” on pages 12-13.  In 2017, Just Energy entered into an exclusive partnership with Skydrop, an innovative, industry-leading manufacturer of digital, self-regulating smart home irrigation systems. Skydrop’s Smart Irrigation Controller (“SIC”) enables homeowners to control their sprinkler system remotely via a wireless network. Similar to Just Energy’s ecobee smart thermostat, SIC’s contribute to significant resource conservation, while saving customers time and money.  Just Energy’s partnership with Spruce enables the Company to sell residential solar electricity, complementing Just Energy’s existing green energy options, and providing environmentally-conscious consumers with access to long-term, sustainable solar energy solutions.

Accountability and transparency

Just Energy proactively evaluates its green energy sales to ensure the Company’s project investments match customers’ green energy selections.  Just Energy’s green purchases are reviewed annually by Grant Thornton LLP.  This validates that the money spent by customers on Just Energy’s green products through terrapass.com or with JustGreen Natural Gas and Power goes directly to renewable energy or carbon offset projects.

One hundred percent of the carbon offsets purchased are verified and validated against broadly accepted protocols by independent third party verifiers.

Standards and certifications

Terrapass RECs are certified by Green-E Energy (U.S.) and EcoLogo (Canada) to assure transparency and quality in creation, quantification, and verification. Each REC receives a unique identification number to track every MWh of energy generated.

Carbon offsets are verified and retired under the Climate Action Reserve (CAR), Verified Carbon Standard (VCS), Gold Standard (GS), and the CSA Registry.

The National Fish and Wildlife Foundation, a widely recognized leader in freshwater restoration projects, certifies all BEF WRC® restoration projects. BEF tracks the amount of water restored by each project on the International Markit Registry which ensures no double counting. Every BEF (Bonneville Environmental Foundation) Water Restoration Certificate® created represents 1,000 gallons of water restored on a customer’s behalf. By purchasing BEF WRCs®, customers are directly contributing to the restoration of recreational and ecological vitality in critical freshwater ecosystems.

Terrapass is a member of Green-e Climate certification to ensure transparency and quality of offsets.

Generation sources

Just Energy seeks and purchases RECs and carbon offsets from a variety of renewable sources that reduce greenhouse gases including:

Farm power — working with farms to make the best possible use of animal waste.

Landfill gas capture — turns garbage into power by capturing the methane released by organic waste as it breaks down.

Coal mine methane — support methane capture projects at abandoned coal mines where methane naturally exists in coal beds and is released into the atmosphere through mine shafts.

Forest management — forests sequester carbon dioxide in the trunks, leaves, branches and roots of trees.  The projects improve forest management to sequester more carbon.

Wind energy — wind energy displaces electricity that is generated by dirty fossil fuels like gas and coal.

Corporate Governance

The Company has an active Board of Directors to guide its operations and ensure transparency to investors.  Just Energy’s corporate governance committee meets the recommended standards established by the Canadian and US Securities Administrators and other shareholder groups.  The Company’s Board of Directors currently comprises the Executive Chair, the two Co-CEO’s, and seven non-management directors, and is monitored by a lead independent director.  The Board has delegated certain decisions to its committees that are comprised of non-management directors only.  The committees are Audit; Risk; Nominating and Corporate Governance; and Compensation, Human Resources, Environmental and Health and Safety.

Code of Business Conduct and Ethics Policy

Just Energy has implemented a Code of Business Conduct and Ethics Policy which is available on its website at www.justenergygroup.com.

Human Resources

As a company, Just Energy has implemented a number of policies to foster a safe, welcoming and equitable work environment, including with respect to the following:

Supply Arrangements

Commodity

For fixed-price contracts, Just Energy purchases gas and electricity supply through physical or financial transactions with Commodity Suppliers in advance of marketing, based on forecasted customer aggregation for residential and small commercial customers.  For larger commercial customers, electricity and gas supply is generally purchased concurrently with the execution of a contract.  Each LDC provides historical customer usage which, when normalized to average weather, enables Just Energy to purchase the expected normal customer load.  For natural gas, some LDCs may require Just Energy to inject gas into storage in the summer for delivery to customers in the winter pursuant to a pre-set delivery schedule.

Just Energy attempts to mitigate exposure to weather variations through active management of the electricity and gas portfolio, which involves, but is not limited to, the purchase of options, including weather derivatives.  This strategy provides price and volume protection, but will not eliminate all supply cost risks.  The expected cost of this strategy is incorporated into the price to the customer.  To the extent that balancing requirements are outside the forecast purchase, Just Energy bears the financial responsibility for fluctuations in customer usage.  Volume variances may result in either excess or short supply.  In the case of under consumption by the customer, excess supply is sold in the spot market resulting in either a gain or loss compared to the weighted average cost of supply.  Further, customer margin is lowered proportionately to the decrease in consumption.  In the case of greater than expected consumption, Just Energy must purchase the short supply in the spot market.  Consequently, customer margin increases proportionately to the increase in consumption net of the gain or loss associated with the incremental supply purchase.  Additionally, to the extent that supply balancing is not fully covered through customer pass-throughs, active management or the options employed, Just Energy’s customer gross margin may be impacted depending upon market conditions at the time of balancing.

Just Energy transacts with a number of different counterparties for its energy supply.  Its primary suppliers participate in an Intercreditor Agreement pursuant to which the Commodity Suppliers and lenders to Just Energy share in the collateral provided by the energy commodity business (other than the UK) of Just Energy.  The supply participants to the Intercreditor Agreement are Shell, BP, Exelon, Bruce Power, EDF Trading North America, LLC, National Bank of Canada, Nextera Energy Power Marketing, LLC, and Macquarie (collectively, the “Secured Suppliers”).  Certain of these Commodity Suppliers also assist in managing, balancing and/or scheduling gas and/or power requirements in certain markets for a fee pursuant to additional agreements.

Just Energy’s financial obligations to the Secured Suppliers are secured by general security agreements providing for, among other things, a priority security interest over all customer contracts.  If the Secured Suppliers default in their obligations to deliver gas and electricity to Just Energy, or if Just Energy defaults in its obligations to accept delivery of gas or electricity, the contractual arrangements between them contain provisions requiring, subject to force majeure, the payment of various amounts by the defaulting party to the non-defaulting party, including liquidated damages.

Just Energy has also entered into contractual arrangements for the physical purchase or financial hedge of energy from other Commodity Suppliers.  Although the contractual arrangements with these other Commodity Suppliers are not secured on the same basis as the transactions with the Secured Suppliers, in certain circumstances, security for the obligations of Just Energy to these other Commodity Suppliers or vice versa is provided by way of letter of credit.

Hudson UK has entered into strategic supply arrangement with SEEL for Hudson UK’s retail business in the United Kingdom.  Under the arrangement, SEEL will be the wholesale supplier for Hudson UK.  The structure gives Hudson UK access to the wholesale market and the benefit of SEEL’s market presence and knowledge.

In Germany, Db SWDirekt GmbH has supply arrangements with two local suppliers, RhönEnergie Fulda GmbH and Gas-Union GmbH.

JustGreen/terrapass

On behalf of its customers, Just Energy purchases and retires renewable energy credits and carbon offsets from certified sources for greenhouse gas reduction and green energy production offsetting their average electricity and/or natural gas use for those customers who elect to purchase JustGreen or terrapass products.  Just Energy may attempt to purchase the renewable energy credits and carbon offsets from facilities, such as wind farms, solar, biomass projects and landfill gas projects, located in the local jurisdiction in which it sells its green products.  The Renewable Energy Credits are Green-e Energy (U.S.) and EcoLogo (Canada) certified or comply with renewable portfolio standards where registered; the carbon offset projects are verified through Climate Action Reserve, Voluntary Carbon Standard or American Carbon Registry in the U.S., and meet the ISO 14064 Standard in Canada.  Water Restoration Certificates® are purchased from the Bonneville Environmental Foundation which operates the program.  The National Fish and Wildlife Foundation verifies each project.  Each WRC is individually registered on the international Markit Environmental Registry.

Risk Management

Just Energy’s commodity and volume forecasts are a function of historical data and current market conditions, and have been meticulously tested and analyzed under a number of potential scenarios.

As detailed below, Just Energy effectively hedges its weather exposure so that weather volatility is substantially mitigated.

Just Energy’s risk management policy has established risk limits that mitigate any material downside.  These include value-at-risk limits, volume thresholds for electricity, natural gas, and carbon and renewable energy credits, and weather exposure.  These risk limits are reviewed on a quarterly basis by the risk committee and are subject to change.

Competition

Management of Just Energy believes it has competitive advantages over a number of other energy retailers in that it has: (i) a marketing and sales organization which has achieved significant success in commodity and green product sales; (ii) a responsive customer care and customer service process; (iii) a disciplined risk management approach to commodity supply, green products, and home energy management solutions through smart thermostats; (iv) products priced to achieve stable margin growth vs. customer growth in all business sectors; (v) evolving sales channels; and (vi) growth of Just Energy’s commercial business through Hudson Energy.  The industry credibility of Just Energy is based on the long-term experience of its management team relating to the deregulation of natural gas and electricity and their innovations in providing consumer choices including its terrapass product offerings within the direct purchase market.

Industry Competition

Electricity and Natural Gas

Just Energy has natural gas and electricity competition in every jurisdiction in which it carries on business.  Generally, competitors are local in nature with a few extending to multiple jurisdictions.  There can be upwards of twenty competitors in many markets.  The nature and product offerings vary by jurisdiction.  It is possible that new entrants may enter the market and compete directly for the customer base that Just Energy targets, slowing or reducing its market share.  Other than LDCs (discussed below), Just Energy’s largest competitors in Canada and the United States are Direct Energy Marketing Ltd. (which is owned by Centrica plc), IGS Energy Inc., NRG Energy Inc., which owns Green Mountain Energy Company and Reliant Energy, MXenergy Inc. and MXenergy Electric Inc. and Constellation (which are owned by Exelon).

The LDCs are currently not permitted to make a profit on the sale of the gas and electricity commodity to their supply customers.  If the LDCs are permitted by changes in the current regulatory framework to sell natural gas at prices other than cost, their existing customer bases could provide them with a significant competitive advantage.  This may limit the number of customers available for marketers including Just Energy.  To the extent that Just Energy is successful through its marketing program in educating customers, it believes that it can be successful in signing LDC customers to its products.

JustGreen/terrapass and Solar

The most significant competitors with respect to Just Energy’s JustGreen and terrapass products are Green Mountain Energy Company, 3 Degrees Group Inc., Blue Source, LLC and Community Energy, Inc. in the United States and Bullfrog Power in Canada.

Environmental Protection

With respect to the sale of natural gas and electricity, Just Energy does not view potential environmental liabilities as a significant concern.  Just Energy does not have physical control of the natural gas or electricity or any facilities used to transport it.  Therefore, any potential liability of Just Energy for gas leaks or explosions during transmission and distribution is considered to be relatively remote.

Employees

As of March 31, 2017, Just Energy and its affiliates employed approximately 2,146 persons.

Real Property

Just Energy leases space for its Canadian, U.S., and UK head offices in Mississauga, Ontario, Houston, Texas, and Milton Keynes, England, respectively; corporate office in Toronto, Ontario; operating offices in Suffern, New York, and Dallas, Texas, and call centres in Mississauga, Ontario, Houston, Texas, Lansing, Michigan, and Milton Keynes, England; as well as over 40 sales offices throughout North America.

Industry Regulation

In each jurisdiction in North America, the energy markets are regulated under the oversight of a state or provincial government agency with legislated authority to regulate generally all aspects of the industry including the sale of electricity and natural gas.  Although the sale of the commodity itself is considered a ‘deregulated’ service, with the exception of Quebec and Indiana, Just Energy is required to obtain a certificate of authority or license from the regulatory agency and pursuant to that license, operate in accordance with state or provincial legislation and established regulations and rules as it pertains to the marketing of energy services within the jurisdiction.  In Quebec and Indiana, Just Energy markets services under a direct contractual arrangement established with the LDC and is subject to operate in accordance with rules established under the LDC’s tariffs.  In the UK, the electricity and gas markets are regulated by the Gas and Electricity Markets Authority, operating through the Office of Gas and Electricity Markets (Ofgem).  Ofgem issues companies licences to carry out activities in the electricity and gas sectors, sets the levels of return which the monopoly networks companies can make, and decides on changes to market rules.  Just Energy currently has obtained and maintains all of the licenses and contractual arrangements required to undertake its business in all of the jurisdictions in which it operates.

In the US, the Company is subject to regulation by the Federal Energy Regulatory Commission (“FERC”) and the North American Electricity Reliability Corporation (“NERC”).  FERC regulates transportation of natural gas by interstate pipelines.  Such regulation affects the Company’s access to natural gas supplies.  As to the wholesale electricity sector, FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis.  The Company’s electric operations are dependent upon the availability of open access, non-discriminatory electric transmission service.  FERC also regulates the sale of wholesale electricity by requiring companies who sell in the wholesale market to obtain a market-based rate authority unless they justify their rates on a cost-of-service basis.  Several of the Company’s subsidiaries have market-based rate authority.  If these subsidiaries do not comply with FERC’s rules on market-based rate authority be subject to sanctions, including substantial monetary penalties.  The Company is also subject to mandatory reliability standards enacted by the NERC and enforced by FERC.  Compliance with the mandatory reliability standards may subject the Company and others to higher operating costs and may result in increased capital expenditures.  If the Company is found to be in noncompliance with the mandatory reliability standards, the Company could be subject to sanctions, including substantial monetary penalties.

In addition, the Dodd-Frank Act provides a regulatory regime for derivatives that generally requires derivatives to be traded on an exchange and cleared together with related collateral and margin requirements.  The Company qualifies for the commercial end-user exception which allows it to continue to enter into swaps in the over-the-counter market without being subject to mandatory exchange trading and clearing.  Additionally, Dodd-Frank has brought about enhanced reporting and record keeping requirements as well as expanded position limits that are still pending final adoption.  A similar regulatory regime is coming online in Europe.  In addition, the Canadian regulators have commenced a process to implement a similar regulatory regime for derivatives that is not yet finalized.  These Canadian rules are meant to be similar to the US’s Dodd Frank Act but have differences that may be more impactful to the Company than the current US regulations.

Financing

Just Energy Credit Facility

Just Energy Ontario L.P. and Just Energy (U.S.) Corp., Subsidiaries of the Company, are parties to the seventh amended and restated credit agreement (as amended, restated and supplemented from time to time), providing Just Energy with a credit facility of up to $342.5 Million for working capital purposes, which includes a $50 million LC Facility (the “Credit Facility”).  Under the terms of the Credit Facility, Just Energy is able to make use of Bankers’ Acceptances and LIBOR advances at stamping fees that vary between 2.625 per cent and 3.75 per cent, prime rate advances at rates of interest that vary between bank prime plus 1.625 per cent and 2.75 per cent, and letters of credit at rates that vary between 2.625 per cent and 3.75 per cent.  Interest rates are adjusted quarterly based on certain financial performance indicators.  The current syndicate of lenders includes CIBC, National Bank of Canada, Shell, HSBC Bank of Canada, Alberta Treasury Branches, Canadian Western Bank, and JPMorgan Chase Bank N.A.  The principal amount outstanding under the LC Facility is guaranteed by Export Development Canada (“EDC”) under EDC’s Account Performance Security Guarantee Program.  To complement the Credit Facility, Just Energy, the Secured Suppliers and the lenders have entered into the Intercreditor Agreement pursuant to which the Secured Suppliers and the lenders jointly hold security over substantially all of the assets of the Company and its operating Subsidiaries (other than Hudson Energy UK and db swdirekt GmbH).  Securities with respect to the commodity business owned directly or indirectly by the Company in its operating Subsidiaries (excluding, without limitation Hudson UK) have been pledged to CIBC, the collateral agent, as part of the security.  All receipts are directed to bank accounts over which CIBC, as collateral agent, has deposit account control agreements in place (each a “Blocked Account”).  Gas Suppliers and Electricity Suppliers invoice the operating Subsidiaries of the Company directly and, provided that no event of default exists under the Credit Facility, the Intercreditor Agreement or the related security agreements, the Subsidiaries of the Company, on a periodic basis, pay the cost of commodity and related administration fees directly from the Blocked Accounts.  Where an event of default exists, CIBC, as collateral agent, has the right to exercise control over each Blocked Account in any manner and in respect of any item of payment or proceeds thereof in accordance with the terms of the Intercreditor Agreement.  The Credit Facility contains a number of covenants, including, without limitation, with respect to financial ratios.  Just Energy has complied with all covenants under the Credit Facility.  The Credit Facility matures on September 1, 2018.

$100 Million Convertible Debentures

To fund the acquisition of Fulcrum, Just Energy entered into an agreement with a syndicate of underwriters for $100 million of convertible extendible unsecured subordinated debentures issued on September 22, 2011.  The $100 Million Convertible Debentures bear an interest rate of 5.75% per annum payable semi-annually in arrears on March 31 and September 30 of each year and mature on September 30, 2018.  Each $1,000 of principal amount of the $100 Million Convertible Debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 56.0224 Common Shares of the Company, representing a conversion price of $17.85 per Common Share.

The $100 Million Convertible Debentures are not redeemable prior to October 1, 2014, and prior to September 30, 2016, except under certain conditions after a change of control has occurred.  On or after October 1, 2014, the debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, provided that the current market price on the date on which notice of redemption is given is not less than 125% of the conversion price.  On or after September 30, 2016, and prior to the maturity date, the debentures may be redeemed by the Company, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest.  The $100 Million Convertible Debentures are unsecured and are subordinated to Just Energy’s secured obligations, the $105 Million Note and the $150 Million Convertible Bonds.

$150 Million Convertible Bonds

On January 29, 2014, the Company announced the closing of the European-focused offering of USD $150 million of senior unsecured convertible bonds due July 2019 with a coupon of 6.5% per annum payable semi-annually in arrears.  The initial conversion price is USD $9.3762 share, which represents a premium of 22.5% over the 5 day volume weighted average price of Just Energy’s Common Shares on January 21, 2014 (being the day on which the offering was publicly announced).  The $150 Million Convertible Bonds are subject to certain covenants.  As of March 31, 2017, all of these covenants have been met.  Just Energy used the net proceeds of the offering to redeem its outstanding $90 Million Convertible Debentures, and intends to make market purchases for cancellation of convertible debentures from other series as allowed under its debt covenants and to pay down the Company’s Credit Facility.

6.75% Convertible Debentures

On October 5, 2016, the Company announced the closing of its $160,000,000 public offering of convertible unsecured senior subordinated debentures (the “6.75% Debentures”) at a price of $1,000 per debenture, bearing interest at 6.75% per annum and maturing on December 31, 2021 (the “Maturity Date”). Each $1,000 principal amount of the 6.75% Debentures is convertible at the option of the holder at any time prior to the close of business on the last business day immediately preceding the earlier of the Maturity Date and the date fixed for redemption, into 107.5269 common shares of Just Energy, representing a conversion price of $9.30, subject to certain antidilution adjustments. The 6.75% Debentures are listed on the Toronto Stock Exchange under the symbol JE.DB.C.

The 6.75% Debentures are not redeemable before December 31, 2019 (except in limited circumstances following a Change of Control as provided herein). On and after December 31, 2019 and prior to December 31, 2020, the 6.75% Debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, and at a redemption price equal to the principal amount thereof plus accrued and unpaid interest thereon, if any, provided that the current market price on the date on which notice of redemption is given is at least 125% of the conversion price.  On or after December 31, 2020, the 6.75% Debentures may be redeemed by the Company, in whole or in part, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

8.5% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

On February 7, 2017, Just Energy closed its underwritten public offering of 4,000,000 of its 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares (the “Preferred Shares”) at a public offering price of US$25.00 per Preferred Share, for gross proceeds of US$100 million.  Just Energy has granted the underwriters an option exercisable for 30 days from January 30, 2017, exercisable in whole or in part, to purchase up to 600,000 additional Preferred Shares at the same price and on the same terms as the 4,000,000 Preferred Shares. In addition, concurrently with the closing of the public offering of Preferred Shares, Just Energy closed a non-brokered private placement of 40,000 Preferred Shares at a price of US$25.00 per Preferred Share, for gross proceeds of US$1 million.

At-the-Market Program in the United States for the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares

On May 2, 2017, the Company announced it has entered into an at-the-market issuance sales agreement dated May 1, 2017 (the “Sales Agreement”) with FBR Capital Markets & Co. (“FBR”), pursuant to which Just Energy may, at its discretion and from time-to-time during the term of the Sales Agreement, offer and sell in the United States, through FBR, acting as the Company’s agent, 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares of the Company (“Preferred Shares”) having an aggregate offering price of up to US$150 million (the “Offering”). To date, 58,388 Preferred Shares have been sold under the At-the-Market Program for US$2.1 million.

RISK FACTORS

The business of the Company and an investment in securities of the Company are subject to certain risks.  Prospective purchasers of securities of the Company should carefully consider the risk factors set forth on page 1 and under the heading “Risk Factors” at pages 43 to 49 of the Company’s Fiscal 2017 Fourth Quarter Management Discussion and Analysis (“MD&A”) (in Just Energy’s Annual Report), which portions of such documents are incorporated by reference in this Annual Information Form and are available on the SEDAR website at www.sedar.com, the U.S Securities and Exchange Commission website at www.sec.com and on Just Energy’s website at www.justenergygroup.com.  The principal risks and uncertainties that Just Energy can foresee are described in the above referenced excerpts, which are qualified in their entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Annual Information Form.  The list may not be an exhaustive list as some future risks may be as yet unknown.  Other risks currently regarded as immaterial could turn out to be material.  If any such risks actually occur, the business, financial condition and/or liquidity and results of operations of the Company could be materially adversely affected and the ability of the Company to pay dividends on the Common Shares could be materially adversely affected.

DIVIDENDS AND DISTRIBUTIONS

Dividends on Common Shares

The Company’s dividend policy provides that the amount of cash dividends, if any, to be paid on the Common Shares is subject to the discretion of the Board of Directors and may vary depending on a variety of factors, including, without limitation: (i) the prevailing economic and competitive environment; (ii) the Company’s results of operations and earnings; (iii) financial requirements for the operations and growth of the Company and its Subsidiaries; (iv) the satisfaction of solvency tests imposed by the CBCA for the declaration and payment of dividends; (v) contractual restrictions and financing agreement covenants; and (vi) other relevant factors and conditions existing from time to time.

On June 5, 2014, the Company announced that it would be reducing its dividend from $0.84 annually to $0.50 annually and that the dividend would be paid quarterly ($0.125 per quarter), effective July 1, 2014, with the first dividend payment on September 30, 2014.  Cash dividends are made on the last business day of each fiscal quarter to the Shareholders of record on the 15th day of such month or the first business day thereafter.  However, there is no guarantee that the Company will maintain this dividend policy.

The following table sets forth the month of payment and dividends per Common Share paid by the Company, as applicable for the three most recently completed fiscal years and for the months of April and May, 2017.

Record of Cash	Fiscal 2018	Fiscal 2017	Fiscal 2016	Fiscal 2015
Distributions/ Dividends (1)	$ Per Common Share	$ Per Common Share	$ Per Common Share	$ Per Common Share

April	—	—	—	0.07
May	—	—	—	0.07
June	—	0.125	0.125	0.125
September	—	0.125	0.125	0.125
December	—	0.125	0.125	0.125
March	—	0.125	0.125	0.125

Notes:

(1)                                 Distributions are also paid on all outstanding PBGs, RSGs and DSGs equal to the dividend paid on the Common Shares.  As of March 31, 2017, there were 1,158,025 PBGs, 1,668,780 RSGs and 93,506 DSGs outstanding.

Dividends on Preferred Shares

On March 31, 2017, Just Energy paid USD$0.3128 per Series A Preferred Share.  The Company has not paid any other dividends on the Series A Preferred Shares to date.

MARKET FOR SECURITIES

Common Shares of the Company

The Common Shares of the Company are listed for trading on the TSX and the NYSE under the symbol JE.  The following tables set forth the price range and trading volume of Common Shares traded on the TSX and the NYSE for the periods indicated as reported by the TSX and the NYSE, respectively.

TSX

(CDN$)

Period	High ($)	Low ($)	Volume
2016
April	8.16	7.60	4,502,877
May	8.33	7.63	5,236,714
June	8.73	7.77	4,982,727
July	8.25	7.76	5,001,928
August	8.09	7.04	8,394,668
September	7.31	6.57	6,456,368
October	7.30	6.41	8,151,150
November	7.47	6.58	7,069,780
December	7.58	6.96	5,484,038
2017
January	7.77	7.09	5,498,955
February	7.94	7.37	6,036,596
March	8.44	7.61	5,692,403
April	8.49	8.16	3,468,396
May (1 to 18)	8.62	7.01	4,844,739

NYSE

(US$)

Period	High ($)	Low ($)	Volume
2016
April	6.52	5.85	2,329,716
May	6.49	5.88	1,751,838
June	6.77	5.94	1,784,055
July	6.29	5.97	3,810,835
August	6.20	5.44	3,903,207
September	5.67	5.03	2,906,778
October	5.53	4.86	3,153,137
November	5.57	4.86	2,857,558
December	5.74	5.19	2,627,265
2017
January	5.94	5.36	3,329,844
February	6.04	5.63	2,956,068
March	6.35	5.70	3,232,976
April	6.34	5.98	2,309,123
May (1 to 18)	6.29	5.21	1,822,165

Preferred Shares of the Company

The Preferred Shares of the Company commenced trading on the NYSE under the symbol JE.PR.A and on the TSX under the Symbol JE.PR.U on February 16, 2017.  The following tables set forth the price range and trading volume of Preferred Shares traded on the NYSE and TSX for the periods indicated as reported by the NYSE and the TSX, respectively.

TSX

(CDN$)

Period	High ($)	Low ($)	Volume
2017
February (16 to 28)	25.30	24.68	58,935
March	25.00	24.20	21,458
April	27.01	25.02	32,465
May (1 to 18)	27.15	25.76	2,340

NYSE

(US$)

Period	High ($)	Low ($)	Volume
2017
February (16 to 28)	25.05	24.75	381,825
March	25.07	24.05	594,591
April	27.19	25.08	1,131,084
May (1 to 18)	27.70	25.74	245,452

6.75% Convertible Debentures

The 6.75% Convertible Debentures are traded on the TSX under the symbol JE.DB.C.  The following table sets forth trading information for the 6.75% Convertible Debentures for the periods indicated as reported by the TSX:

Period	High ($)	Low ($)	Volume
2016
November	99.74	95.5	22,100,000
December	100.80	98.99	15,332,000
2017	100.98	99.50	4,115,000
January	103.68	100.96	3,735,000
February	105.00	103.56	2,667,000
March	107.00	103.75	2,995,000
April	107.35	105.01	3,052,000
May (1 to 18)	108.50	103.50	3,990,000

$100 Million Convertible Debentures

The $100 Million Convertible Debentures began trading on the TSX under the trading symbol JE.DB.B on September 22, 2011.  The following table sets forth trading information for the $100 Million Convertible Debentures for the periods indicated as reported by the TSX:

Period	High ($)	Low ($)	Volume
2016
April	99.25	97.99	1,325,000
May	99.26	98.05	1,430,000
June	99.26	98.56	1,572,000
July	99.51	98.75	1,876,000
August	99.95	99.05	857,000
September	99.90	97.99	8,062,000
October	100.00	98.11	2,780,000
November	99.90	98.98	6,236,500
December	99.85	99.25	4,225,000
2017
January	103.00	99.25	2,358,000
February	101.25	100.24	2,785,500
March	100.95	100.30	2,629,000
April	100.95	100.50	1,109,000
May (1 to 18)	102.50	100.00	1,587,000

US$150 Million 6.5% Convertible Bonds

The US$150 Million 6.5% Convertible Bonds were listed on the Professional Securities Market of the LSE under the trading symbol 48IL on June 12, 2014.  To date the LSE has not reported any trading activity.

PRIOR SALES

The Company issued the following securities during the most recently completed fiscal year, none of which are listed or quoted on a marketplace:

1.                                      863,750 RSGs/PBGs were granted on May 18, 2016, having a grant value of $7.96 per RSG/PBG.

2.                                      7,000 RSGs/PBGs were granted on August 10, 2016, having a grant value of $7.87 per RSG/PBG.

3.                                      5,000 RSGs/PBGs were granted on November 9, 2016, having a grant value of $6.74 per RSG/PBG.

4.                                      59,200 RSGs/PBGs were granted on February 8, 2017, having a grant value of $7.94 per RSG/PBG.

As part of their fee based compensation, DSGs or Common Shares are issued to directors at the end of each quarter at a value per DSG or Common Share equal to the 10 day simple average closing price of the Common Shares, as applicable, on the TSX preceding the quarter end.

The following table describes the number of DSGs or Common Shares granted, the date granted, and the 10 day simple average closing price of Common Shares, as applicable, used to determine the number of DSGs or Common Shares granted.

Quarter Ended	Total Number of DSGs/ Common Shares Granted	10 Day Average Closing Price
June 30, 2016	6,060	$7.96
September 30, 2016	6,444	$6.82
December 31, 2016	6,186	$7.20
March 31, 2017	5,401	$8.20

ESCROWED SECURITIES

As of the date hereof, there are no shares of the Company held in escrow or subject to a contractual restriction on transfer.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Members of the Board of Directors

The names, municipalities of residence, year of appointment and the present principal occupations of the directors of the Company as at May 16, 2017, are as follows:

Name, Municipality of Residence	Year of Appointment(7)	Present Principal Occupation During Five Preceding Years(8)

Ryan Barrington-Foote (3)(4) Vancouver, British Columbia	2015	Managing Director, Accounting - The Jim Pattison Group

John A. Brussa (3)(4) Calgary, Alberta	2001	Senior Partner, Burnet, Duckworth & Palmer LLP (law firm)

R. Scott Gahn (1)(2)(4) Houston, Texas	2013	President, Gulf Coast Security Systems, Inc.

H. Clark Hollands (1)(3) Vancouver, British Columbia	2015	Chartered Accountant, Businessman and Corporate Director

James Lewis Houston, Texas	2015	President and Co-Chief Executive Officer of the Company

Name, Municipality of Residence	Year of Appointment(7)	Present Principal Occupation During Five Preceding Years(8)

Rebecca MacDonald Toronto, Ontario	2001	Executive Chair of the Company

Deb Merril Houston, Texas	2015	President and Co-Chief Executive Officer of the Company

Brett Perlman (1)(2)(4) Houston, Texas	2013	President, Vector Advisors

George Sladoje (1)(2) Chicago, Illinois	2012	Principal of Sladoje Consulting, LLC

William F. Weld (2)(3)(5) New York, New York	2012	Principal, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C (law firm)

Notes:

(1)                                 Member of the Audit Committee.  Mr. Hollands is the Chair of the Committee and the Financial Expert under the NYSE listing standards.

(2)                                 Member of the Compensation, Human Resources, Environmental, Health and Safety Committee.  Mr. Sladoje is the Chair of the Committee.

(3)                                 Member of the Nominating and Corporate Governance Committee.  Mr. Weld is the Chair of the Committee.

(4)                                 Member of the Risk Committee.  Mr. Gahn is the Chair of the Committee.

(5)                                 Appointed lead director by the Board on June 25, 2015.

(6)                                 Each of Ms. MacDonald and Mr. Brussa became a director of the Company on December 31, 2010, immediately prior to the Trust Conversion.  Prior to the Trust Conversion, each of Ms. MacDonald and Mr. Brussa was a director of Just Energy Corp., the administrator of the Fund.

(7)                                 Each of the Directors of the Company has held the principal occupation indicated opposite his or her name during the preceding five years except for Mr. Weld who was Of Counsel at McDermott Will & Emery LLP until October, 2012.

Executive Officers of the Company

The names, municipality of residence and present principal occupations of the executive officers of the Company as at May 26, 2017, are as follows:

Name, Municipality of Residence	Principal Occupation During Preceding Five Years(1)

Rebecca MacDonald Toronto, Ontario	Executive Chair

James W. Lewis Houston, Texas	President and Co-Chief Executive Officer

Deborah Merril Houston, Texas	President and Co-Chief Executive Officer

Patrick McCullough Houston, Texas	Chief Financial Officer

Jonah T. Davids Toronto, Ontario	Executive Vice President and General Counsel

Ash Rajendra Toronto, Ontario	Senior Vice President and Chief Information Officer

Jim Brown Houston, Texas	Senior Vice President, Commercial Division and President of Hudson Energy

Morgan Smith Houston, Texas	Chief Sales Officer

Krishnan Kasiviswanathan Houston, Texas	Senior Vice President, Supply and Strategic Development

James Pickren Houston, Texas	Chief Strategy Officer

Notes:

(1)                                 Each of the officers who is not a director of the Company has held the principal occupation referred to opposite his or her name or has held other positions and offices within the Company or its subsidiaries during the past five years except:

(a)                                 Mr. McCullough has been the Chief Financial Officer of the Company since August, 2014.  He was previously the Chief Executive Officer and Chief Financial Officer of Amonix, Inc.

(b)                                 Mr. Brown joined the Company as Senior Vice President of Settlements on April 22, 2013.  He became President of Hudson Energy on April 11, 2016.  He was previously Vice President of Finance at NextEra Energy Resources.

(c)                                  Mr. Smith joined the Company in March of 2016.  He was previously Vice President of Sales at NRG Energy.

(d)                                 Mr. Kasiviswanathan joined the Company in July of 2014.  He was previously President and CEO of Gavelant LLC and Vice President of Commercial Operations at NRG Energy, Inc.

(e)                                  Mr. Pickren joined the Company in February of 2017.  He was previously CEO of Sherex Fastening Solutions and President and CEO of Ryan Herco Flow Solutions.

Ownership, Control and Direction of Securities by Directors and Executive Officers

As of May 25, 2017, the above directors and executive officers of the Company, as a group, beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of approximately 9,725,000 Common Shares, PBGs, RSGs and DSGs, representing approximately 6.6% of the issued and outstanding Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director or executive officer of the Company, or a security holder holding a sufficient number of securities of the Company to affect materially the control of the Company, is, as at the date hereof, or has been within the 10 years before the date hereof, a director, or executive officer of any company that, while such person was acting in that capacity: (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) within a year of such person ceasing to act in that capacity become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

No director or executive officer of the Company, or a security holder holding a sufficient number of securities of the Company to affect materially the control of the Company (or any personal holding company of such person), has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

No director or executive officer of the Company, or a security holder holding sufficient securities of the Company to affect materially the control of the Company, or a personal holding company of any such persons, has, within the 10 years preceding the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the individual.

Conflicts of Interest

There are potential conflicts of interest to which the directors and officers of the Company will be subject in connection with the operations of the Company.  In particular, certain of the directors and officers of the Company are involved in managerial or director positions with other energy companies whose operations may, from time to time, be in direct competition with those of the Company or with entities which may, from time to time, provide financing to, or make equity investments in, competitors of the Company.  Conflicts, if any, will be subject to the procedures and remedies available under the CBCA.  The CBCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided in the CBCA.  As at the date hereof, the Company is not aware of any existing material conflicts of interest between the Company or a Subsidiary of the Company and any director or officer of the Company or a Subsidiary of the Company.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Other than as set forth below, there are no outstanding legal proceedings or regulatory actions to which the Company or any of its Subsidiaries is a party or in respect of which any of their respective properties are subject, which are either: (a) individually, for claims in excess of 10% of the current asset value of the Company, or (b) material to the Company or any of its Affiliates, nor are there any such proceedings known to be contemplated.

In March 2012, Davina Hurt and Dominic Hill filed a lawsuit against Commerce Energy Inc., Just Energy Marketing Corp. and the Company (collectively referred to as “Just Energy”) in the Ohio Federal Court claiming entitlement to payment of minimum wage and overtime under Ohio wage claim laws and the federal Fair Labor Standards Act (“FLSA”) on their own behalf and similarly situated door-to-door sales representatives who sold for Commerce in certain regions of the United States. The Court granted the plaintiffs’ request to certify the lawsuit as a class action. Approximately 1,800 plaintiffs opted into the federal minimum wage and overtime claims, and approximately 8,000 plaintiffs were certified as part of the Ohio state overtime claims. A jury trial on the liability phase was completed on October 6, 2014. The jury refused to find a wilful violation by Just Energy but reached a verdict that supports the plaintiffs’ class and collective action that certain individuals were not properly classified as outside salespeople in order to qualify for an exemption under the minimum wage and overtime requirements pursuant to the FLSA and Ohio wage and hour laws. Just Energy disagrees with the result of the October 2014 trial and is of the opinion that it is not supported by existing law and precedent. On January 9, 2015, the Court struck the plaintiffs’ damage expert report. Potential amounts owing have yet to be determined and will be subject to a separate damage phase proceeding. Just Energy made a request for an early appeal of the liability phase decision (before the damage phase was completed), referred to as an interlocutory appeal. The trial judge granted Just Energy’s request. But in November 2015, the United States Court of Appeals for the Sixth Circuit refused the early appeal, indicating the issues did not warrant early review. Just Energy’s appeal opportunities remain open after conclusion of the damages phase, which still remains unscheduled by the Court. Just Energy strongly believes it complied with the law and continues to vigorously defend against the claims.

In August 2013, Levonna Wilkins, a former door-to-door independent contractor for Just Energy Marketing Corp. (“JEMC”), filed a lawsuit against Just Energy Illinois Corp., Commerce Energy Inc., JEMC and the Company (collectively referred to as “Just Energy”) in the Illinois Federal District Court claiming entitlement to payment of minimum wage and overtime under Illinois wage claim laws and the FLSA on her own behalf and similarly situated door-to-door sales representatives who sold in Illinois. On March 13, 2015, the Court granted Wilkins’ request to certify the lawsuit as a class action to include a class made up of Illinois sales representatives who sold for Just Energy Illinois and Commerce. On March 22, 2016, Just Energy’s summary judgment motion to dismiss Wilkins’ claims was denied. On June 16, 2016, the Court granted Just Energy’s motion for reconsideration which objected to Wilkins’ class definition and revised the definition to exclude sales representatives who sold for Commerce. Wilkins decided not to seek leave to file an interlocutory appeal of the Court’s June 16 order. No trial date has been scheduled. Just Energy strongly believes it complied with the law and continues to vigorously contest this matter.

In March 2015, Kevin Flood, a former door-to-door independent contractor for Just Energy Marketing Corp., filed a lawsuit against JEMC, Just Energy New York Corp. and the Company (collectively referred to as “Just Energy”) in New York Federal District Court (Southern District) claiming entitlement to payment of minimum wage and overtime under New York wage claim laws and the FLSA on his own behalf and similarly situated door-to-door sales representatives who sold in New York. On January 25, 2016, the Court granted Flood’s request to certify the lawsuit as a class action for the FLSA claims to include a class made up of New York sales representatives who sold for Just Energy New York. 167 individuals opted in to the FLSA class. Flood also filed a request to certify the lawsuit as a class action for alleged violations of the New York wage claim laws, and Just Energy filed responsive papers. On January 20, 2017, the Court granted Just Energy’s motion for summary judgment dismissing Flood’s claims and denied the motion to certify the class action. Opt-in plaintiffs did not file any statements by the Court’s February 3, 2017 deadline demonstrating that their claims are not similarly situated from Flood’s claims, and therefore, their claims are dismissed. On February 16, 2017, Flood and opt-in plaintiffs filed an appeal of the dismissal of the Federal District Court’s order to the Court of Appeals for the second circuit. The appeal remains pending. Just Energy strongly believes it complied with the law and will vigorously contest the appeal of the dismissal.

In May 2015, Kia Kordestani, a former door-to-door independent contractor (“IC”) sales representative for Just Energy Corp., filed a lawsuit against Just Corp., Just Energy Ontario L.P. and the Company (collectively referred to as “Just Energy”) in the Superior Court of Justice, Ontario, claiming status as an employee and seeking benefits and protections of the Employment Standards Act such as minimum wage, overtime pay, and vacation and public holiday pay on his own behalf and similarly situated door-to-door sales representatives who sold in Ontario. On Just Energy’s request, Mr. Kordestani was removed as a plaintiff but replaced with Haidar Omarali, also a former door-to-door sales representative. In August 2015, Omarali filed a motion to certify a proposed class action of door-to-door sales representatives, and the Court set a hearing for June 21, 2016. The Court issued its certification decision on July 27, 2016, which granted Omarali’s request for certification with certain changes. Importantly, the Court refused to certify Omarali’s request for damages on an aggregate basis, finding that any alleged class member damages “cannot be determined without proof by individual class members”, and the Court left any further resolution on this issue to the common issues trial judge. The Court also refused to certify Omarali’s request for the option of punitive damages against Just Energy and found that there was no evidence that Just Energy’s conduct justified a punitive damages question, largely because the evidence presented showed that over the years Just Energy was “reassured that their sales agents were indeed ICs, not employees” by “various administrative agencies including the Canada Revenue Agency, the Workplace Safety and Insurance Board, and at least on one occasion before an employment officer of the Employment Standards Act”. At Just Energy’s request, the Court also certified a common issue on limitations which presents the question of whether claims for services provided before May 2013 are barred by the two-year limitations period set by statute. On September 16, 2016, Just Energy filed a motion for leave to appeal the class certification, which the Court denied on November 17, 2016. Per the court order, notice of the lawsuit was issued to class members in late February 2017. The parties will work with the Court to set examination and procedural deadlines. No trial date has been scheduled. Just Energy strongly believes it complied with the law and continues to vigorously contest this matter.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as described in the Proxy and Management Information Circular dated May 26, 2017, which is incorporated by reference herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any person that beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Common Shares, or any known associate or affiliate of such persons, in any transaction within the three most recently completed financial years or during the current financial year which has materially affected or is reasonably expected to materially affect the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Ernst & Young LLP, Chartered Accountants, Toronto, Ontario.  Based on the recommendation of the Audit Committee of the Company, the Board has proposed that Ernst & Young LLP continue as auditors of the Company at the Annual General Meeting of the Company to take place on June 27, 2017.

Computershare Investor Services Inc. at its principal transfer offices in Toronto, Ontario acts as the transfer agent and registrar for the Common Shares and Preferred Shares, and trustee for the $100 Million Convertible Debentures and the 6.75% Convertible Debentures.  US Bank Trustees Limited at their principal offices in London, England and Elavon Financial Services Limited, UK Branch act as trustees for the $150 Million Convertible Bonds.

INTEREST OF EXPERTS

There is no person or company whose profession or business gives authority to a statement, report or valuation made by such person or company and who is named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by the Company during, or related to, the Company’s most recently completed financial year other than Ernst &Young LLP, the Company’s current auditors.  Ernst & Young LLP have confirmed that they are independent within the meaning of the rules of professional conduct of the Institute of Chartered Accountants of Ontario.  In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

MATERIAL CONTRACTS

Except for contracts entered into by the Company in the ordinary course of business or otherwise disclosed herein, the only material contracts entered into by the Company and/or its Subsidiaries are: the Credit Facility and its respective amendments, the $100 Million Debenture Indenture (as amended and supplemented from time to time), the $150 Million Convertible Bonds Trust Deed and the 6.75% Convertible Debentures Trust Indenture, each of which is described herein.  Copies of the Company’s material agreements are available on the Company’s SEDAR profile at www.sedar.com or, since January 30, 2012, on the U.S. Securities Exchange Commission’s website at www.sec.com.

AUDIT COMMITTEE INFORMATION

Multilateral Instrument 52-110 of the Canadian Securities Administrators requires the Company to disclose annually in its AIF certain information relating to the Company’s Audit Committee and its relationship with its independent auditors.  Schedule “A” contains the additional information contemplated by Form 52-110F1 - “Audit Committee Information required in an AIF”, including information with respect to the financial literacy and experience of each member of the Audit Committee.  The text of the mandate for the Audit Committee is included in Schedule “B”.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com, at the U.S. Securities and Exchange Commission website at www.sec.gov, or on the Company’s website at www.justenergygroup.com.  Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under equity compensation plans, is contained in the Information Circular of the Company for its most recent annual meeting of Shareholders that involved the election of directors of the Company.  Additional financial and other information is contained in the Financial Statements and the MD&A.

SCHEDULE “A” - FORM 52-110F1

AUDIT COMMITTEE INFORMATION REQUIRED IN AN AIF

The Audit Committee’s Charter.

The text of the Company’s Audit Committee charter as approved on February 9, 2012, is attached hereto as Schedule “B”.

Composition of the Audit Committee and Relevant Education and Experience.

At May 26, 2017, the Company’s Audit Committee consisted of H. Clark Hollands (Chair), R. Scott Gahn, Brett Perlman and George Sladoje.  All members of the audit committee are independent and financially literate (as those terms are defined in Multilateral Instrument 52-110 — Audit Committees).

Mr. Gahn was appointed to the board on December 17, 2013, and was the Executive Vice President and Chief Operating Officer of Just Energy until June, 2011 when he retired from the Company.  Mr. Gahn is currently the President of Gulf Coast Security Services, Inc., a Houston-based security firm.  Mr. Gahn has a long history in the deregulated energy industry having served on the Texas ERCOT board from 2005 to 2008 and having been involved in the sale of deregulated and regulated electricity and natural gas for 28 years.  He was one of the founding shareholders and Chief Executive Officer of Just Energy Texas L.P. which was purchased by the Company in 2007 and in that capacity was responsible for North American Wholesale energy supply operations and business developments.

Mr. Hollands is a chartered accountant.  He obtained his B. Comm. from the University of British Columbia in 1975, his CA designation in 1977 and his FCA designation in 2008.  He spent 25 years of his professional career as an international tax partner with KPMG in Vancouver advising many significant Canadian based multi-national groups and large public companies on their international tax arrangements.  Mr. Hollands left private practice in 2008 to devote most of his time to a variety of business and investment interests in which he is a partner and to devote more time to his family and several charitable foundations.  He also serves as a director and advisor to several other large Canadian based private foundations.

Mr. Perlman is the President of Vector Consultants, LLC of Houston, Texas, a consulting practice which specializes in business strategy, strategic marketing and mergers and acquisitions in the electric utility industry. He’s currently a Fellow in the Advanced Leadership Initiative at Harvard University, where he is focusing on building coalitions to address the challenge of climate change. Mr. Perlman previously served as a Commissioner of the Public Utility Commission of Texas (1999-2003) and led the market design and implementation that resulted in the successful restructuring of the Texas wholesale and retail electric utility market. Previous to his public service, he was a consultant with McKinsey and Company (1993-1999) and has practiced law with major firms in Houston and Washington, D.C. He holds advanced degrees in public policy from Harvard University and in law from the University of Texas and was a Phi Beta Kappa graduate of Northwestern University. He has previously served as a director and as an independent strategic advisor to both public and private equity-based companies. Mr. Perlman recently obtained certification as a Governance Fellow from the National Association of Corporate Directors (NACD) in recognition of his commitment to ongoing professional development and training as a Corporate Director and over the past year has attended NACD meetings in Houston, Atlanta and Washington.

Mr. Sladoje joined the board of the Company on November 6, 2012, and became a member of the Audit Committee on February 6, 2013.  Mr. Sladoje was, until 2011, CEO of NASDAQ OMX Commodities Clearing Company and former Chair and CEO to 2010 of North American Energy and Clearing Corporation, both centered in Chicago, Illinois.  Mr. Sladoje serves as Principal, Sladoje Consulting, Chicago where he specializes in providing regulatory and compliance consulting to organizations dealing in electricity, gas and equities trading and has provided marketing services to grid operators across the United States including Midwest ISO and ERCOT.  This expertise, along with his accounting background as a CPA with a big 8 accounting firm, his experience in working with energy regulators and in risk management and governance qualifies him to serve on the Just Energy board of directors and as a member of the audit committee and chair of the compensation, human resources, environmental, health and safety committee.  He has also served as a director of other companies, including the California Power Exchange, and the United States Power Fund, and has worked with many major national regulators including The Commodity Futures Trading Commission, the SEC, FERC and the public utility commissions of several states.

Pre-Approval Policies and Procedures

Recommendations are made from time to time from management to the Audit Committee for the engagement of all non-audit services.  The Audit Committee considers such recommendations for pre-approval at its quarterly meetings or sooner, if necessary providing that where necessary, this function may be delegated to the Chair of the Audit Committee for approval on the basis that the Chair reports all such approvals to the Audit Committee at its next regularly scheduled meeting.

External Auditor Service Fees

Audit and Audit Related Fees

For fiscal 2017, fees charged by Ernst & Young LLP for professional audit services that are normally provided by external auditors in connection with statutory and regulatory filings or engagements as well as for assurance and related services rendered by it that are reasonably related to the performance of the audit or review of the Company’s financial statements were $1,631,100 (2016 — $1,604,500).

Tax Fees

Tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, tax planning and other services were $556,658 (2016 — $534,700).

Total Fees

The aggregate fees billed by Ernst & Young LLP were $2,187,758 (2016 — $2,139,200).  Ernst & Young LLP also billed Just Energy $97,520 for translation services during 2017.  No other services were provided to Just Energy and its subsidiaries by Ernst & Young LLP.

SCHEDULE “B” - AUDIT COMMITTEE MANDATE

JUST ENERGY GROUP INC.

1.              COMPOSITION

(a)         Applicable Canadian corporate and provincial and United States securities legislation, regulation and policies, the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”) by-laws rules, regulation and policies and applicable provisions of the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 to the extent applicable to a foreign private issuer (together “Applicable Legislation”) require that an audit committee (the “Committee”) be comprised of a minimum of three directors, each of whom will be financially literate and independent and one of whom shall be a “financial expert” as defined by Applicable Legislation and each of whom shall be independent (as set out in section 303 A.02 of the NYSE Company Manual) and shall not have any material relationship with the Company or any affiliate thereof, i.e., a relationship that could, in the view of the Company’s board of directors (the “Board”) reasonably interfere with the exercise of a member’s independent judgment.

(b)         The Board of Directors of the Company (the “Board”) will appoint the members of the Committee annually at the first meeting of the Board after the annual meeting of shareholders of the Company and shall ensure that the members of the Committee meet the qualifications and other requirements outlined in (a) above under Applicable Legislation.

(c)          Committee members will be appointed for a one year term and may be reappointed subject to the discretion of the Board having regard: (i) to Applicable Legislation and, (ii) the desire for continuity and for periodic rotation of Committee members.

(d)         One of the members of the Committee who is otherwise qualified under Applicable Legislation and who shall be a financial expert under Applicable Legislation shall be appointed Committee Chair by the Board.  The Committee shall appoint a Secretary who shall be the Corporate Secretary of to the Company.  Any Committee member, who for any reason, is no longer independent, ceases to be a member of the Committee.

(e)          If an audit committee member simultaneously serves on the audit committee of more than 3 public companies, the Board must determine that such simultaneous service will not impair the ability of such member to effectively serve on the Company’s Committee.

2.              AUTHORITY

(a)         The Board may authorize the Committee to investigate any activity of the Company and any affiliate thereof for which the Committee has responsibility or with respect to those responsibilities imposed on audit committees herein and by Applicable Legislation.  All employees are to co-operate as requested by the Committee.

(b)         The Committee may, without the approval of management, retain persons having special expertise to assist the Committee in fulfilling its responsibilities, including outside counsel or financial experts and provide for their remuneration.

(c)          The external auditor and internal audit shall report to the Committee.

3.              MEETINGS

(a)         The Committee is to meet at least four times per year preferably immediately following the meeting of the Risk Committee.  The meetings will be scheduled to permit the review of the scope of the audit as presented by the Company’s auditor before commencement of the audit and the timely review of the quarterly and annual financial statements and such other annual filings required to be made by the Company and any affiliate thereof containing financial information about the Company and any affiliate thereof including the AIF, MD&A (quarterly and annual), quarterly press releases, reports to Shareholders, the management proxy circular and such other disclosure documents applicable to the Company and any affiliate thereof which contain financial data based upon, derived from or to form part of the financial statements of the Company and contemplated by

Applicable Legislation.

(b)         Meetings of the Committee shall be validly constituted if a majority of members of the Committee are present in person or by telephone conference.  Additional meetings may be held as deemed necessary by the Committee Chair or as requested by any member or the external auditors or any director of the Company not a member of the Committee.

(c)          Any member of the external auditors of the Company is entitled to receive notice of every meeting of the Committee and at the Company’s expense, to attend and be heard thereat and, if requested by a member of the Committee, to attend any meeting of the Committee.

(d)         The Committee should require the attendance of the Company’s auditors at least once each year, and at such other times as the Committee deems appropriate in the context of Applicable Legislation and its responsibilities as outlined below.  The Company’s external auditor shall be requested to review and comment on all disclosure documents issued by the Company containing financial statements or information derived therefrom.

(e)          The Committee shall meet privately with the external auditor at least quarterly excluding members of management other than the Secretary to the Committee.  The Committee shall meet privately with the internal audit staff at least twice yearly excluding other members of management other than the Secretary to the Committee.

4.              REPORTING

(a)         The minutes of all meetings of the Committee are to be provided to the Board and to the Company’s auditor.  Oral reports by the Chair on recent matters not yet minuted will be provided to the Board at its next meeting.  Minutes of all Committee meetings will be subsequently reviewed and approved by the Committee.

(b)         Supporting schedules and information reviewed by the Committee will be available for examination by any director or the Company’s auditor upon request to the Secretary of the Committee.

5.              RESPONSIBILITIES

The general responsibility of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of annual and quarterly financial statements to be provided to shareholders and regulatory bodies; (ii) compliance with accounting and finance based legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the system of internal accounting and financial reporting controls that management has established; (v) performance of the internal and external audit process and of the independent auditor; and (vi) to the extent not addressed by the Risk Committee, the implementation and effectiveness of the policies of the Company relating to Risk Management Policy and Procedures, the Policy on Dividends and such other policies of the Company approved from time to time by the Board or the Committee.

•                  The specific responsibilities of the Committee shall be as follows:

(a)         to review the Company’s quarterly and annual financial statements and any other financial statements of the Company and its affiliates required to be prepared by Applicable Legislation or otherwise for dissemination to the public, so as to be satisfied they are fairly presented in accordance with generally accepted accounting principles and in accordance with Applicable Legislation and to recommend to the Board whether the quarterly and the annual financial statements and any such other financial statements should be approved by the Board;

(b)         prior to the dissemination to the public, to review the financial information and financial data contained in the Company’s quarterly financial statements, Annual Report to Shareholders and other financial publications of the Company or any affiliate thereof (including the Company’s interim and year end management discussions and analysis of financial condition and results of operation, annual information form, proxy information circular, quarterly press releases and material and timely disclosure reports containing any financial data) and the financial information contained in a prospectus and/or registration statement of the Company or any affiliate thereof or other document filed with any regulatory authority so as to be satisfied that the financial information and financial data is not significantly erroneous, misleading or incomplete and contains full, true and plain disclosure of all material facts or as otherwise required by Applicable Legislation and to make recommendations to the Board with respect to all such disclosure documents;

(c)          to be satisfied that management of the Company and any affiliate thereof have implemented appropriate systems of capture of financial information and internal control over financial reporting and that these are operating effectively under Applicable Legislation and to review all reports prepared by the auditors with respect to the auditors attestation report;

(d)         to be satisfied that management of the Company and the Company have implemented appropriate systems of internal control to ensure compliance with Applicable Legislation and ethical requirements and particularly to be satisfied that internal controls over financial reporting and disclosure controls and procedures are in place and that internal controls have been designed and implemented to provide reasonable assurance that the Company’s financial statements and other documents required to be mailed to shareholders or filed with regulatory authorities are fairly presented so as to enable the Chief Financial Officer and the Chief Executive Officer (and any other officer or director of the Company as may be required by Applicable Legislation) to personally certify the Company’s financial statements as required by Applicable Legislation;

(e)          to the extent not addressed by the Risk Committee, to be satisfied that management of the Company and each affiliate thereof have implemented effective systems to identify significant financial and other risks of the business and changes to these risks including the implications of risks associated with the Company’s compensation policies and practices under Form 51-12 F6 under National Instrument 51-102.  The Committee will review reports from management related to these risks and make recommendations to the Board with respect to a Risk Management Policy;

(f)           to recommend to the Board the appointment of external auditors nominated at each annual meeting of shareholders and provide oversight with respect to the external audit engagement.  The Committee will also recommend to the Board the re-appointment or appointment of the external auditors and the compensation payable to them.  The Committee will pre-approve all non-audit services to be provided to the Company and its affiliates by the Company’s external auditors providing that where necessary, this function may be delegated to the Chair of the Committee for approval on the basis that the Chair reports all such approvals to the Committee at its next regularly scheduled meeting;

(g)          to be satisfied that any significant or material matter brought to the attention of the Committee by the Company’s external auditors and internal audit or matters where there is significant disagreement between the Company’s external auditors and/or internal audit and Company officers (including the resolution or proposed resolution thereof) are communicated to the Board;

(h)         to be satisfied that all significant matters raised in any report to management by the external auditors and internal audit are being addressed and dealt with by management in a satisfactory manner and, to the extent they are not, to make a report to the Board;

(i)             to be satisfied that the declaration and payment of dividends by any affiliate of the Company to the Company or to any affiliate thereof and the declaration and payment of dividends by the Company to its shareholders, meet applicable legal requirements and Applicable Legislation and to make recommendations to the Board with respect thereto;

(j)            as and when required by Applicable Legislation or as otherwise required including the laws and regulations in all jurisdictions in which it operates to establish independent procedures (A) for the receipt, retention and treatment of complaints received by the Company or any affiliate thereof regarding accounting, internal accounting controls or auditing matters, and (B) for the confidential communication of anonymous submissions to the Company or any affiliate thereof and a member of the Committee of concerns regarding questionable accounting or auditing matters from employees including the submission of those complaints and concerns by logging into www.justenergy.ethicspoint.com, selecting the Just Energy Group or JEG as the company and following the prompts which are available.  This service is interactive and anonymous;

(k)         as and when required by Applicable Legislation, to be satisfied that disclosure controls and procedures are in place to ensure that material information required to be disclosed by Applicable Legislation is recorded, processed and summarized and reported within the time periods specified in Applicable Legislation;

(l)             to ensure that the external auditors report annually on matters of independence;

(m)     to ensure that the external and internal auditors prepare an external audit plan which, with any changes thereto, is reviewed by and acceptable to the Committee;

(n)         to review and approve the hiring policies of the Company and any affiliate thereof regarding partners and employees (past or current) of the present and former external auditors of the Company;

(o)         to review semi-annually all expenses relating to consulting and professional services including legal and audit;

(p)         to review semi-annually executive business expenses;

(q)         to review, analyse and implement all necessary procedures, controls and other similar requirements relating to financial matters arising from proposals to amend or introduce Applicable Legislation and the implementation or promulgation thereof;

(r)            once or more annually, as the Corporate Governance and Nominating Committee (CGN Committee) decides, to receive for consideration that Committee’s evaluation of this Mandate and any recommended changes.  Review and assess the CGN Committee’s recommended changes and make recommendations to the Board for consideration.

(s)           to carry out any other appropriate duties and responsibilities assigned to the Committee by the Board;

(t)            to honour the spirit and intent of Applicable Legislation as it evolves, authority to make minor technical amendments to this Mandate is delegated to the Corporate Secretary, who will report any amendments to the CGN Committee at its next meeting;

(u)         to ensure that the Terms of Reference for the Committee are published on the Company’s website; and

(v)         to discuss the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures and to ensure that the mandate for the Risk Committee addresses each of these matters.

•                  The Chair of the CGN Committee, in consultation with the Chair of the Committee, will periodically review the effectiveness of the Committee and the performance of each Committee member and report to the Board on their conclusions.

(Approved as amended by the Board of Directors of the Company on February 9, 2012).

SCHEDULE “C” - GLOSSARY

All capitalized terms not otherwise defined in the body of this Annual Information Form, shall have the meanings ascribed to them below.

“$90 Million Convertible Debentures” means the $90 million aggregate principal amount of 6.0% convertible unsecured subordinated debentures of the Company issued on October 2, 2007, pursuant to the $90 Million Debenture Indenture.

“$90 Million Debenture Indenture” means the trust indenture dated as of October 2, 2007, between Universal and Computershare, as amended and supplemented pursuant to a First Supplemental Trust Indenture dated as of July 1, 2009, between JEEC (as successor to Universal) and Computershare and pursuant to a Second Supplemental Trust Indenture dated as of January 1, 2011, between the Company (as successor to JEEC) and Computershare.

“$100 Million Convertible Debentures” means the $100 million aggregate principal amount of 5.75% extendible unsecured subordinated debentures of the Company issued on September 22, 2011, pursuant to the $100 Million Supplemental Debenture Indenture.

“$100 Million Supplemental Indenture” means the supplemental indenture dated as of September 22, 2011, between the Company and Computershare, supplementing the $330 Million Debenture Indenture.

“$105 Million Note Indenture” means the trust indenture dated as of December 12, 2012, between Just Energy and Computershare.

“$105 Million Note” means the $105 million aggregate principal amount of the 9.75% note issued to CPPIB Credit Investments Inc. on December 12, 2012, pursuant to the $105 Million Note Indenture.

“$150 Million Convertible Bonds” means the $150 million aggregate principal amount of the 6.5% convertible bonds issued on January 29, 2014, pursuant to the $150 Million Convertible Bonds Trust Deed.

“$150 Million Convertible Bonds Trust Deed” means the trust deed dated as of January 29, 2014, between the Company, US Bank Trustees Limited and Elavon Financial Services Limited, UK Branch.

“$330 Million Convertible Debentures” means the $330 million aggregate principal amount of 6.0% extendible unsecured subordinated debentures of the Company issued on May 5, 2010, pursuant to the $330 Million Debenture Indenture.

“$330 Million Debenture Indenture” means the trust indenture dated as of May 5, 2010, between the Fund and Computershare, as amended and supplemented pursuant to a First Supplemental Trust Indenture dated as of January 1, 2011, between the Company (as successor to the Fund) and Computershare.

“Board” and “Board of Directors” means the board of directors of the Company.

“BP” means collectively BP Energy Company, BP Canada Energy Marketing Corp., BP Canada Energy Group ULC and BP Corporation North America Inc. and any other related affiliate with which Just Energy contracts.

“Bruce Power” means Bruce Power L.P.

“CBCA” means the Canada Business Corporations Act, as amended from time to time, including the regulations promulgated thereunder.

“CIBC” means Canadian Imperial Bank of Commerce, a Canadian chartered bank.

“CDS” means The Canadian Depository for Securities Limited.

“Commodity Suppliers” means Gas Suppliers and Electricity Suppliers.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Just Energy Group Inc., a corporation created by a certificate of arrangement issued under the CBCA on January 1, 2011.

“Computershare” means Computershare Trust Company of Canada.

“Declaration of Trust” means the amended and restated declaration of trust for the Fund dated April 30, 2001, as amended and restated from time to time and terminated on December 31, 2010.

“DSGs” means deferred share grants (formerly DUGs — deferred unit grants), issued to Directors pursuant to the DSG Plan as a component of compensation paid to Directors in lieu of fees payable in cash and which are exchangeable into Common Shares on a 1:1 basis.

“DSG Plan” means the 2010 Directors’ Compensation Plan (formerly the Directors Deferred Unit Grant Plan) of the Company as amended from time to time.

“Electricity Supplier” means a person who is an electricity producer or an electricity supply aggregator.

“Exchangeable Shares” means exchangeable shares, series 1 in the capital of JEEC.

“Exelon” means Exelon Generation Company, LLC, or any other related affiliate with which Just Energy contracts.

“Financial Statements” means the audited comparative consolidated financial statements of the Company as at and for the years ended March 31, 2017, and 2016, together with the notes thereto and the auditor’s report thereon.

“Fund” means Just Energy Income Fund, a trust established under the laws of the Province of Ontario on April 30, 2001, governed by the Declaration of Trust and wound up on December 31, 2010.

“Gas Supplier” means a person who is a natural gas producer or natural gas supply aggregator.

“Independent Broker” means a person who serves in the capacity of an independent broker to solicit Energy Contracts using among other things, a web-based sales portal, to small to mid-size commercial and small industrial customers primarily associated with Hudson.

“Independent Contractor” means a person who serves in the capacity of an independent contractor to solicit energy contracts (including JustGreen and JustClean products), to residential and small commercial customers.

“Information Circular” means the management information circular of the Company dated May 26, 2017, in respect of the annual meeting of shareholders of the Company to be held on June 27, 2017.

“Intercreditor Agreement” means the sixth amended and restated intercreditor agreement made as of September 1, 2015, between the Company, certain of the Company’s Subsidiaries, CIBC, as Collateral Agent, Shell, BP, Exelon, Bruce Power, EDF Trading North America, LLC, National Bank of Canada, Nextera Energy Power Marketing, LLC and Macquarie, as amended and supplemented from time to time.

“JEC” means Just Energy Corp., a corporation incorporated under the laws of Ontario and the former administrator of the Fund.

“JEEC” means Just Energy Exchange Corp., a corporation created by amalgamation under the CBCA on July 1, 2009, that amalgamated with, among others, the Company pursuant to the Trust Conversion, on January 1, 2011.

“Just Energy” means all or any one or more of the Company and the Subsidiaries thereof as the context implies or may require.

“LDC” means local distribution company, the natural gas or electricity distributor for a geographic franchise area.

“Liquidation Preference” means US$25.00 per Series A Preferred Share.

“Mid Market Swap Rate” means on the second business day in New York immediately preceding the first day of each relevant dividend period for the Series A Preferred Shares, the applicable semi-annual 5-year U.S. dollar mid market swap rate (the “5-year Mid Swap Rate”) displayed at 5:00 p.m. (New York time) as reported by Bloomberg L.P. on the IRSB page (or such other page as may replace that page as reported by Bloomberg L.P., or such other service as may be nominated by the person providing or sponsoring the information appearing there for the purposes of displaying comparable rates) on such date of determination; provided that if the 5-year Mid Swap Rate does not appear on that page, it shall be determined by a U.S. or Canadian investment banking firm selected by the Company on the basis of (i) quotations provided by the principal office of each of four major banks in the U.S. dollar swap market of the rates at which swaps for a 5 year period in U.S. dollars are offered by it at approximately 5:00 p.m. (New York time) on such date of determination to participants in the U.S. dollar swap market, and (ii) the arithmetic mean rounded, if necessary, to the nearest 0.00001 (0.000005 being rounded upwards) of such quotations.

“Macquarie” means Macquarie Bank Limited, Macquarie Energy Canada Ltd., Macquarie Energy LLC and any other related affiliate with which Just Energy contracts

“National Home Services” means National Energy Corporation, a corporation incorporated under the laws of Ontario, doing business as National Home Services.

“NYSE” means the New York Stock Exchange.

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporate, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.

“Preferred Shares” means the preferred shares of the Company.

“RCE” means a residential customer equivalent which is a unit of measurement equivalent to a customer using, as regards natural gas, 2,815 m3 (or 106 GJ’s) of natural gas on an annual basis and, as regards electricity, 10,000 kWh of electricity on an annual basis, which represents, respectively, the approximate amount of gas and electricity used by a typical household in Ontario.

“PBGs” means the performance bonus grants of the Company granted pursuant to the Company’s 2013 Performance Bonus Incentive Plan, as amended from time to time.

“RSGs” means restricted share grants of the Company granted pursuant to the Company’s 2010 Restricted Share Grant Plan, as amended from time to time (formerly known as unit appreciation rights (UARs) of the Fund granted pursuant to the Fund’s 2004 Unit Appreciation Right Plan, as amended from time to time).

“Shareholders” means the holders from time to time of Common Shares and/or Preferred Shares, and includes the beneficial owners of such shares.

“Shell” means Shell Energy North America (Canada) Inc., Shell Energy North America (U.S.) L.P., and any other related affiliate with which Just Energy contracts.

“Spruce” means Spruce Finance, Inc., a merger of CPF and Kilowatt Financial, LLC.

“Subsidiary” has the meaning ascribed thereto in the CBCA and includes all limited partnerships directly or indirectly controlled by the Company.

“TSX” means the Toronto Stock Exchange.

“Universal” means Universal Energy Group Ltd., a corporation incorporated under the CBCA and amalgamated with JEEC on July 1, 2009.

Words importing the singular include the plural and vice versa and words importing any gender include all genders.

Unless otherwise stated, all dollar amounts herein are in Canadian dollars.